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ARMSTRONG WORLD INDUSTRIES, INC.

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ARMSTRONG WORLD INDUSTRIES, INC. 2500 COLUMBIA AVE., LANCASTER, PA 17603 P.O. BOX 3001, LANCASTER, PA 17604 www.armstrongceilings.com April 30, 2018	Thomas M. Armstrong Founder 1860

2018 ANNUAL MEETING OF SHAREHOLDERS

ARMSTRONG WORLD INDUSTRIES, INC.

Dear Fellow Shareholders:

We look forward to your attendance virtually via the Internet, in person, or by proxy at the 2018 Armstrong World Industries, Inc. Annual Shareholders’ Meeting. We will hold the meeting at 8:00 a.m. Eastern Time on Thursday, July 12, 2018.

In fiscal 2017, we continued to execute on our strategy, driving significant consolidated net sales growth and delivering strong adjusted EBITDA performance, in large part driven by our innovative product portfolio, including our Total Acoustics solutions and our new Sustain family of products.

We also addressed key strategic priorities through an agreement to sell our European, Middle East, African, and Pacific Rim businesses to Knauf International GmbH; the closure of our St. Helens plant; and the acceleration of our business development strategies, which resulted in the acquisition of Tectum, Inc. in early 2017.

As we look ahead to our future as an Americas-focused business, we are well-positioned and poised for growth as we focus on serving our customers, now and in the future, in both our Mineral Fiber and Architectural Specialties segments, with an experienced leadership team, industry-leading innovation and a strong financial position.

At this year’s Annual Shareholders’ Meeting, I will step down as a director and Chairman of the Board. It has been an honor to serve as Chairman since 2010, following my tenure as independent lead director. I have had the great pleasure to closely observe our Company emerge from bankruptcy, separate the flooring business into an independent publicly traded company and transition into an Americas-focused total ceilings and wall solutions provider.

At this year’s Annual Shareholders’ Meeting, we will vote on the election of directors, vote to ratify the selection of KPMG LLP as our independent registered public accounting firm, and vote on a non-binding advisory basis on the compensation of our named executive officers. Please refer to the proxy statement for detailed information on each of the matters to be acted on at the meeting. Your vote is important, and we strongly urge you to cast your vote. For most items, including the election of directors, your shares will not be voted if you do not provide voting instructions via the Internet, by telephone, or by returning a proxy or voting instruction card. We encourage you to vote promptly, even if you plan to attend the meeting.

On behalf of your Board of Directors, thank you for your continued support of Armstrong World Industries and your participation in this year’s Annual Meeting.

Very truly yours,

James J. O’Connor

Chairman of the Board

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	8:00 a.m. Eastern Time on Thursday, July 12, 2018

Attendance	Online at www.virtualshareholdermeeting.com/awi2018, or in person at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603

Record Date	April 20, 2018

Agenda	Items of Business	Board Recommendation

	1. Elect as directors the nine (9) nominees named in the attached proxy statement	FOR EACH DIRECTOR NOMINEE

	2. Ratify the selection of KPMG LLP as our independent registered public accounting firm for 2018	FOR

	3. Approve, on an advisory basis, our executive compensation program	FOR

How To Vote	•	Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting via the Internet or in person.

•	Your broker will not be able to vote your shares with respect to the election of directors unless you have given your broker specific instructions to do so. We strongly encourage you to vote.

•	You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail.

•	See “ADDITIONAL MEETING INFORMATION” on page 57 of this proxy statement for further information.

Attending the Meeting	via the Internet:

Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/awi2018.

Shareholders may vote and submit questions while attending the meeting on the Internet.

in person:

Proof of Armstrong World Industries, Inc. stock ownership and photo identification will be required to attend the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING

TO BE HELD ON JULY 12, 2018:

The Notice of Annual Meeting, this Proxy Statement and

the Company’s 2017 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

This proxy statement was prepared under the direction of our Board of Directors (“Board”) to solicit your proxy for use at the 2018 Armstrong World Industries, Inc. annual meeting of shareholders (the “Annual Meeting”). When we refer to “we,” “our,” “us,” “Armstrong” and the “Company” in this proxy statement, we are referring to Armstrong World Industries, Inc. This proxy statement and the related materials are first being distributed to shareholders on or about May 7, 2018.

On November 20, 2017, we announced the sale of our businesses and operations in Europe, the Middle East, and Africa (including Russia) and the Pacific Rim (the “International Business”), including the corresponding businesses and operations conducted by Worthington Armstrong Venture, a Delaware general partnership (“WAVE”), in which we hold a fifty percent (50%) interest, to Knauf International GmbH (“Knauf”). Following the sale of our International Businesses, which we currently expect to close during the third quarter of 2018, Armstrong will be an Americas-focused ceilings and wall buildings products company, and the leader in the design, innovation and manufacturer of commercial and residential ceiling, wall and suspension solutions.

At the 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”), which was held on July 13, 2017, our shareholders elected Stan A. Askren, Victor D. Grizzle, Tao Huang, Larry S. McWilliams, James C. Melville, James J. O’Connor, John J. Roberts, Gregory P. Spivy, Roy W. Templin and Cherryl T. Thomas to the Board.

ITEM 1 – ELECTION OF DIRECTORS

On the recommendation of the Nominating and Governance Committee (“Governance Committee”), our Board has nominated the nine directors listed below for election at the Annual Meeting. Mr. James J. O’Connor, who is currently Chairman of the Board, will not stand for reelection at the Annual Meeting. Effective as of Mr. O’Connor’s resignation from the Board at the Annual Meeting, the size of the Board will be decreased from ten to nine members. The nominees include eight independent directors, as determined by the Board in accordance with the New York Stock Exchange (“NYSE”) listing standards and our Corporate Governance Principles. The ninth nominee is our President and Chief Executive Officer (“CEO”), Victor D. Grizzle. Each nominee’s term would, if elected, run from the date of his or her election until our next annual shareholders’ meeting, or until his or her successor, if any, is elected or appointed. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

The Governance Committee performs an assessment of the qualifications and experience needed to properly oversee the interests of the

Company. In doing so, the Governance Committee believes that aligning director qualifications and skill sets with our business and strategy is essential to forming a board of directors that adds value for shareholders. While our Board does not have a formal diversity policy with respect to director nominations, it believes that a board of directors composed of individuals with diverse attributes and backgrounds enhances the quality of our Board’s deliberations and decisions. Our Board has an expansive view of diversity, going beyond the traditional concepts of race, gender and national origin, and emphasizing a diversity of viewpoints, educational backgrounds and professional experiences. Our Board believes that this diversity, coupled with strong personal and professional ethics, integrity and values, results in a board of directors that is well-qualified to guide the Company with good business judgment.

The Governance Committee expects each of the Company’s directors to have proven leadership, sound judgment, integrity and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

nomination to the Board, the Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on our Board and contributions to their respective committees. Our Board is also particularly interested in maintaining a mix of skills and qualifications that include the following:

Public Company CEO or COO within past 5 years

Senior Executive Leadership

Manufacturing & Distribution Operations

Financial Literacy

Significant International Experience
Finance and Capital Markets Transactions

Technology

M&A

Risk Management

Corporate Governance/Law

Each director nominee’s biography in the pages that follow includes notable skills and qualifications that contributed to his or her selection as a nominee. Director skills and qualifications are also featured in the chart immediately following the biographies.

DIRECTOR NOMINEES

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:

Name	Age	Director Since	Committee(s)†	Independent^
Stan A. Askren	57	2008	MDCC‡	✓
Victor D. Grizzle	56	2016
Tao Huang	55	2010	AC, FC	✓
Larry S. McWilliams	62	2010	AC, MDCC	✓
James C. Melville	66	2012	FC, MDCC, NGC‡	✓
John J. Roberts	73	2006	AC‡, NGC	✓
Gregory P. Spivy	49	2014	FC, MDCC	✓
Roy W. Templin	57	2016	AC, FC‡, MDCC	✓
Cherryl T. Thomas	71	2016	AC, MDCC	✓
†	Committees: AC (Audit); FC (Finance); MDCC (Management Development & Compensation); NGC (Nominating & Governance)
^	As defined in NYSE listing standards and our Corporate Governance Principles
‡	Denotes Chair of the Committee

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

All nominees currently serve as directors. Information concerning the nominees is provided below:

STAN A. ASKREN Director since: 2008 Age: 57 Independent

Mr. Askren has been chairman and CEO of HNI Corporation (“HNI”), the second largest office furniture manufacturer in the world and the nation’s leading manufacturer and marketer of hearth products, since 2004, and president since 2003. Previously, he was executive vice president of HNI from 2001 to 2003. Mr. Askren has worked at HNI for 26 years, including as vice president of marketing, vice president of human resources, and as an executive vice president and president of HNI’s hearth products operating segment. Mr. Askren has also worked in several industries and previously held multiple executive management and general management positions with Emerson Electric, Thomson S.A. and HNI. Mr. Askren also serves on the boards of directors of Allison Transmission Holdings, Inc., a commercial duty automatic transmission and hybrid propulsion systems manufacturer (since 2015), the Business and Institutional Furniture Manufacturers Association (past chair) and the Iowa Business Council (past chair). Mr. Askren formerly served on the board of directors of the Iowa Heritage Foundation. Mr. Askren brings to our Board extensive operating, senior executive leadership, manufacturing, sales and distribution expertise, as well as valuable insights from his experience as a public company chief executive officer.

VICTOR D. GRIZZLE Director since: 2016 Age: 56

Mr. Grizzle was appointed as our President and Chief Executive Officer on March 30, 2016. Previously, Mr. Grizzle served as Executive Vice President and Chief Executive Officer of Armstrong Building Products, a business unit of Armstrong, since January 2011. Prior to joining Armstrong, Mr. Grizzle served as Group President of Global Engineered Support Structures Coatings & Tubing and President of International Division for Omaha at Valmont Industries, Inc., an infrastructure and agricultural equipment manufacturer, since January 2006. Prior to Valmont, he served as President of the Commercial Power Division of EaglePicher Corporation, a manufacturing and resource extractive company. Before that, Mr. Grizzle spent 16 years at General Electric Corporation, where he served as an American business leader for General Electric’s Silicones Division. As President and Chief Executive Officer, Mr. Grizzle provides our Board with significant insight regarding our operations, strategic planning and operational design. In addition, Mr. Grizzle brings to our Board broad leadership and business expertise, as well as comprehensive experience in global operations and manufacturing matters.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

TAO HUANG Director since: 2010 Age: 55 Independent

Mr. Huang was previously the chief operating officer of Morningstar, Inc., a leading independent provider of investment research, until his retirement in December 2010. Mr. Huang spent almost 20 years with Morningstar, taking on increasing levels of responsibility from his start as an entry level technical programmer. He was named director of technology in 1992 and chief technology officer in 1996; he started Morningstar’s International Operation in 1998, held the position of president of International Division until 2000; he was promoted as the Company’s chief operating officer in October 2000 and served in this position until his retirement. Mr. Huang led Morningstar initiatives enabling significant growth, both organically and through acquisition, and oversaw continuous improvements in the operations of the firm’s core businesses. Mr. Huang is a founder and managing partner of Range Light, LLC, an investment firm (since 2012). Mr. Huang also serves on the board of directors of Equity Lifestyle Properties, Inc., a publicly-traded real estate investment trust (since 2015) and Principal Mutual Funds, an asset management firm (since 2013). Mr. Huang brings to our Board expertise developed from his experience in a data-intense and technology-driven organization managing growth and integration of acquisitions, as well as experience in international operations.

LARRY S. MCWILLIAMS Director since: 2010 Age: 62 Independent

Mr. McWilliams was previously the president and chief executive officer of Keystone Foods, a producer of proteins, from May 2011 to May 2012. From May 2005 to October 2010, he served as a senior vice president at Campbell Soup Company and subsequently became the president of Campbell International, responsible for all of Campbell Soup’s business in Europe, Latin America and Asia Pacific. Mr. McWilliams joined Campbell Soup in March 2001 as senior vice president – sales and chief customer officer, overseeing the company’s relationships with its global retail partners. In April 2003, he assumed the position of president – North America Soup. Mr. McWilliams was named senior vice president and president – Campbell USA in March 2004. Prior to Campbell Soup, Mr. McWilliams held positions at Coca-Cola from 1995 to 2001 and the Pillsbury Company from 1993 to 1995. Mr. McWilliams has also served on the board of directors of Armstrong Flooring, Inc. (“AFI”) since April 1, 2016. Mr. McWilliams formerly served on the Boards of Directors of Godiva Chocolatiers International, a privately held company, and Bob Evans Farms, a full-service restaurant company, and the Board of Governors of St. Joseph’s University Food Marketing Council and the Grocery Manufacturers’ Association’s Industry Affairs Council. Mr. McWilliams offers our Board senior executive leadership capabilities and experience, as well as extensive knowledge of sales, marketing, customer service relationships, international markets and distribution channels.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

JAMES C. MELVILLE Director since: 2012 Age: 66 Independent

Mr. Melville is a member of the Minneapolis-based law firm of Kaplan, Strangis and Kaplan, P.A., where he has practiced in the corporate, governance, mergers and acquisitions, securities and financial areas since 1994. Prior to joining Kaplan, Strangis and Kaplan, P.A., Mr. Melville practiced with Dorsey and Whitney in their Minneapolis and London, England offices. Mr. Melville previously served as a member of our Board from September 2009 until July 2010 and now also serves on the board of directors of AFI (since April 1, 2016). Mr. Melville is active in numerous local and civic organizations and their boards. Mr. Melville is also a National Association of Corporate Directors Board Leadership Fellow. Mr. Melville served as an observer of our Board on behalf of the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”) from August 2010 until February 2012. Mr. Melville brings to our Board extensive knowledge of the law, mergers and acquisitions, executive compensation, and corporate governance matters, as well as international experience and financial acumen. He has also gained intimate knowledge of the Company through his prior service on our Board and his prior role as a board observer for the Trust.

JOHN J. ROBERTS Director since: 2006 Age: 73 Independent

Mr. Roberts served as global managing partner for PricewaterhouseCoopers LLP from 1998 until his retirement in June 2002. Mr. Roberts held numerous positions at Coopers & Lybrand LLP from 1967 until its merger with Pricewaterhouse LLP in 1998. From 1994 to 1998, Mr. Roberts served as one of three members of the Office of the chairman of Coopers & Lybrand’s United States operations. Prior to that time, Mr. Roberts held other positions at Coopers & Lybrand, including deputy vice chairman, vice chairman and managing partner. While serving in various executive capacities at PricewaterhouseCoopers, Mr. Roberts performed and supervised audit, tax and business consultative services, and developed extensive expertise in public company audits and financial reporting matters. Mr. Roberts serves on the boards of directors and audit committees of the following companies: Safeguard Scientifics, Inc., a provider of capital as well as strategic, operational and management resources to growth-stage businesses (since 2003; also serves on the compensation committee and nomination and governance committee), the Pennsylvania Real Estate Investment Trust, a business trust with primary investment focus on retail shopping malls (since 2003; also serves on the compensation committee), and Vonage Holdings Corporation, a provider of communications services (since 2004; also serves as lead director). Mr. Roberts previously served on the board of directors of Sicor, Inc. (2002 to 2004) and served as a director of our former holding company, Armstrong Holdings, Inc. (2003 to 2006). Mr. Roberts brings to our Board an extensive public accounting background, financial expertise, experience as an accounting executive and as a board member of businesses in diverse industries, and risk management, strategic planning and corporate governance capabilities.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

GREGORY P. SPIVY Director since: 2014 Age: 49 Independent

Mr. Spivy is a Partner of ValueAct Capital. Prior to joining ValueAct Capital in September 2004, Mr. Spivy worked with Gryphon Investors, a private equity fund with $500 million in investments. Previously, Mr. Spivy was a Managing Director at Fremont Partners, a private equity firm. Prior to joining Fremont Partners, Mr. Spivy was a Director with The Bridgeford Group, and began his career in the mergers and acquisitions department of Lehman Brothers. Mr. Spivy is the former chairman of Seitel, Inc., (from 2006 to 2017), the former chairman of MSD Performance, Inc., and a former director of Allison Transmission Holdings, Inc. (from 2015 to 2017), KAR Auction Services, Inc., MDS, Inc., MSC Software Corp. and PRA International. Mr. Spivy is also the Chair of the Board of Directors of Matriculate, a charitable organization dedicated to sending high-achieving, low-income high school students to college. Mr. Spivy brings to our Board his experience as a director of other public and private corporations, his advisory experience with ValueAct Capital’s portfolio companies, as well as his extensive financial services industry experience generally.

ROY W. TEMPLIN Director since: 2016 Age: 57 Independent

Mr. Templin served as Chairman of the Board of Directors of Con-Way Incorporated (NYSE:CNW), a multinational freight transportation and logistics company, from January 2014 until its acquisition by XPO Logistics Inc. in 2015. He previously served as Executive Vice President and Chief Financial Officer of Whirlpool Corporation (NYSE:WHR), a multinational manufacturer and marketer of home appliances, from 2004 to 2012, and as Vice President and Controller of Whirlpool Corporation from 2003 to 2004. Prior, he served as Vice President, Finance and Chief Accounting Officer of Kimball International, Inc. He currently serves on the Board of Trustees of the Goldman Sachs Mutual Funds. Mr. Templin brings to our Board extensive experience as a senior executive, public company board member and executive of manufacturing and distribution industries, as well as experience in risk management, strategic planning, finance, and mergers and acquisitions.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

CHERRYL T. THOMAS Director since: 2016 Age: 71 Independent

Ms. Thomas is the Chief Strategy Officer and Vice President of The Roderick Group, a Chicago-based civil engineering firm and, prior to The Roderick Group’s merger with Ardmore Associates, LLC, previously served as President and Chief Executive Officer of Ardmore Associates, LLC, where she was responsible for all financial, operational and management activities since 2003. Prior to founding Ardmore Associates, Ms. Thomas served as chairman of the board of the United States Railroad Retirement Board from 1998 until 2003, and as commissioner of the department of buildings of the city of Chicago from 1989 until 1994. Ms. Thomas serves on the boards of numerous local and civic organizations and foundations, including the Lyric Opera of Chicago (since 2007), the Chicago Zoological Society (since 2000), the Polk Bros Foundation (since 2009), the Brach Foundation (since 2015) and the Big Shoulders Foundation (since 2013). Ms. Thomas brings to our Board significant senior executive leadership experience, as well as relevant experience in manufacturing, distribution and risk management.

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ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Skills and Qualifications of Board of Directors

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRINCIPLES AND OTHER CORPORATE GOVERNANCE DOCUMENTS

Our Corporate Governance Principles include guidelines regarding the responsibilities, duties, service and qualifications of our Board, the determination of a director’s independence and any conflict of interests, Board access to management and independent advisors, director compensation and stock ownership requirements, Board committees and other matters relating to corporate governance. Our Corporate Governance Principles are available on our website under “About Us” and then “Governance” or at https://www.armstrongceilings.com/corporate/governance.html. Also available at the same location on our website are the charters of the Audit Committee, the Finance Committee, the Management Development and Compensation Committee (“Compensation Committee”), and the Governance Committee of the Board, the Armstrong Code of Business Conduct and the Armstrong Code of Ethics for Financial Professionals. Our website is not part of this proxy statement and references to our website address in this proxy statement are intended to be inactive textual references only.

DIRECTOR INDEPENDENCE

It is the policy of the Company that our Board consist of a majority of directors who are not employees and are independent under all applicable legal and regulatory requirements, including the independence requirements of the NYSE. For purposes of evaluating the independence of directors, in accordance with our Corporate Governance Principles, our Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Consistent with our Corporate Governance Principles, to be considered “independent,” the Governance Committee has established qualifications to assist in the determination, which either meet or exceed the independence requirements of the NYSE.

Our Board has determined that all of our directors, with the exception of Mr. Grizzle, our President and CEO, are independent under NYSE listing standards and our Corporate Governance Principles. In addition, our Board has further determined that each of the members of the Audit Committee, the Compensation Committee, the

Finance Committee and the Governance Committee are independent within the meaning of the NYSE listing standards, any applicable minimum standards required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and enhanced standards required for membership on such committees by our Bylaws, namely that directors serving on such committees meet the independence criteria under both NYSE rules and Rule 10A-3(b)(1) under the Exchange Act.

BOARD’S ROLE IN RISK MANAGEMENT OVERSIGHT

Our Board oversees the Company’s risk profile and management processes for assessing and managing risk, both as a full Board and through its committees, which meet regularly and report to the full Board. Management is charged with managing risk through robust internal policies and controls.

The Company has maintained an enterprise risk management program since 2005. Risk management is an integral part of the Company’s culture. Management’s role is to identify, mitigate, guide and review the efforts of our business units, consider whether the residual risks are acceptable, and approve plans to deal with serious risks. Our Board’s role in risk management is to review the performance and functioning of the Company’s overall risk management efforts and management’s establishment of appropriate systems for managing risk. Specifically, our Board reviews management’s:

•	processes to identify matters that create inappropriate risk to achieving our business plans;

•	processes to assess the likelihood and impact of such risks in order to prioritize them;

•	identification of major risks and how we define “major;”

•	identification of primary risk mitigation owners;

•	mitigation of major risks, and our view of the resulting residual risk; and

•	monitoring of major risks.

Management provides its feedback on business unit risks during periodic business reviews and annual strategic planning discussions. Senior management periodically meets with designated risk mitigation owners and assesses control

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CORPORATE GOVERNANCE (CONTINUED)

measures. In addition, senior management regularly reevaluate the appropriateness of risk assessments and priorities. This process includes identifying risks that could prevent achievement of business goals or plans. Our internal audit group uses the resulting information as a basis for developing its audit plan.

Our Board periodically reviews summary reports that assess the strategic, operational, infrastructure and external risks facing the Company. Each Board committee, consistent with its charter, assists our Board in overseeing the review of certain risks that are particularly within its purview, including as described in “BOARD MEETINGS AND COMMITTEES” below.

BOARD’S ROLE IN SUCCESSION PLANNING

Our Board is actively engaged and involved in talent management. Our Board reviews the Company’s “Organization Vitality” initiatives in support of its business strategy at least annually. This includes a detailed discussion of the Company’s global leadership bench and succession plans with a focus on key positions at the senior officer level, including CEO. During 2017, our Board and the Compensation Committee met on several occasions in furtherance of these initiatives. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, our Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

BOARD LEADERSHIP STRUCTURE

Our Bylaws and Corporate Governance Principles provide our Board with the flexibility to determine what leadership structure works best for us, including whether the same individual should serve as both our Chairman and our CEO. In February 2010, our Board determined to split the positions of Chairman and CEO. Since that time, Mr. O’Connor, who had been independent Lead Director from February 2008 through February 2010, has served as Chairman and will continue to serve in that capacity until he steps down as Chairman at the Annual Meeting. The split of these positions allows Mr. Grizzle, our President and CEO, to focus on managing the business, while our Chairman, oversees our Board’s functions. Our Board will continue to evaluate its leadership and governance structure within the context of the specific needs of the business, current Board composition, and the best interests of Company shareholders.

Responsibilities of the Chairman include recruiting new Board members, overseeing the evaluation and compensation of the CEO, ensuring an appropriate succession plan, overseeing independent evaluation of risk, coordinating Board meeting schedules and agenda, chairing and leading the discussions at the meetings, and overseeing the annual performance evaluations of the Board, its committees and its individual members. The Chairman ensures information provided by management to the Board is sufficient for the Board to fulfill its duties and communicates with other directors on key issues and concerns outside of regularly scheduled meetings. The Chairman is also responsible for ensuring the effective functioning of the committees through appropriate delegation to, and membership of, the committees. Finally, the Chairman provides effective leadership for our independent directors to facilitate the independent oversight required by our Bylaws and Corporate Governance Principles, including by ensuring that:

•	a majority of our directors are independent;

•	all of the members of the Audit Committee, the Compensation Committee, the Finance Committee and the Governance Committee are independent directors; and

•	the Board meets at regularly scheduled executive sessions, outside of the presence of management. Our Chairman presides at these sessions.

In addition, each of the Board’s four standing committees regularly meet at similar executive sessions, at which the respective committee chairs preside.

COMMUNICATION WITH THE BOARD

Any person who wishes to communicate with the Board, the nonemployee directors as a group, or individual directors, including the Chairman, may direct a written communication to the attention of the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. The Corporate Secretary will forward these communications to the

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CORPORATE GOVERNANCE (CONTINUED)

intended recipient director(s), as appropriate. You may also send general messages to directors by email to directors@armstrongceilings.com. If you wish to send an email message to the Governance Committee, including a recommendation regarding a prospective director, please send the message to CorpGovernance@armstrongceilings.com. The Corporate Secretary will forward these messages, as appropriate.

SHAREHOLDER OUTREACH

The Company’s relationships with its shareholders and other stakeholders are a critical part of our corporate governance profile, and the Board recognizes the value of taking their views into account. Among other things, engagement with the Company’s shareholders and other stakeholders helps the Board and management to understand the larger context and impact of the Company’s operations, learn about expectations for our performance, assess emerging issues that may affect our business or other aspects of our operations, and shape policy.

In 2016, we initiated a formal shareholder outreach program to obtain investor perspectives on corporate governance, our executive compensation program, sustainability and other matters. On an annual basis, we intend to continue to solicit feedback from institutional investors, including asset managers, pension funds and social responsibility investors.

BOARD MEETINGS AND COMMITTEES

The Board met six times during 2017, one of which was a special meeting.

There are four standing committees of the Board: the Audit Committee, the Compensation Committee, the Finance Committee and the Governance Committee, each described below.

Each standing committee has a charter and consists solely of ‘independent’ or ‘outside’ directors who meet applicable independence standards required by the NYSE, the Securities and Exchange Commission (“SEC”), and the Internal Revenue Service, and under our Articles of Incorporation and Bylaws. Each committee reports to the Board regularly and evaluates the effectiveness of its performance annually. The membership of each committee is determined by the Board on the recommendation of the Governance Committee. The Company’s Corporate Governance Principles provide that (i) directors who are currently fully employed should not serve on more than two other corporate boards, and (ii) other directors should not serve on more than four other corporate boards.

All director nominees who served on the Board during 2017 participated in over 75% of the meetings of the Board and meetings of the Committees on which they served. Board members are expected to attend annual meetings in person or virtually, via the Internet. All Board members serving at the time attended the annual meeting in 2017.

Audit Committee    The Audit Committee met five times during 2017. The members of the Audit Committee are John J. Roberts (Chair), Tao Huang, Larry S. McWilliams, Roy W. Templin and Cherryl T. Thomas. Under its charter, the Audit Committee:

•

oversees (i) auditing and accounting matters, including the selection, supervision and compensation of the Company’s independent registered public accounting firm and other independent auditors, (ii) the scope of the annual audits, non-audit services performed by the Company’s independent registered public accounting firm, and (iii) the Company’s accounting practices and internal accounting controls;

•	has sole authority to engage, retain and dismiss the independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our SEC filings;

•	assists the Board in monitoring the integrity of the Company’s financial statements and the independent registered public accounting firm’s qualifications, independence and performance;

•	considers risks associated with overall financial reporting, legal compliance and disclosure processes; and

•	supervises and reviews the effectiveness of the Company’s internal audit and compliance functions, and compliance by the Company with applicable legal and regulatory requirements.

Each member of the Audit Committee meets the

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CORPORATE GOVERNANCE (CONTINUED)

NYSE and SEC financial literacy requirements. The Board has determined that each of Mr. Roberts and Mr. Templin qualifies as an “Audit Committee Financial Expert” as defined pursuant to the Exchange Act. The Audit Committee regularly meets independently with the Company’s internal and independent auditors, with the leaders of the Company’s compliance function, and with management.

Finance Committee    The Finance Committee, newly formed in 2017, met two times during 2017, one of which was a special meeting. The members of the Finance Committee are Roy W. Templin (Chair), Tao Huang, James C. Melville, and Gregory P. Spivy. Under its charter, the Finance Committee:

•	assists the Board in its oversight of the financial management of the Company, including material and strategic financial matters;

•	reviews the Company’s capital structure, including with respect to its debt and equity securities, financing arrangements and credit facilities;

•	reviews and considers the Company’s capital expenditures, dividend policy and other forms of distributions on the Company’s stock, and planning strategies; and

•	reviews financial terms of certain proposed mergers, acquisitions, divestitures, strategic investments and joint ventures.

Management Development and Compensation Committee    The Compensation Committee met six times during 2017, one of which was a special meeting. The members of the Compensation Committee are Stan A. Askren (Chair), Larry S. McWilliams, James C. Melville, Gregory P. Spivy, Roy W. Templin and Cherryl T. Thomas. Under its charter, the Compensation Committee:

•	oversees the design of our executive compensation and benefit programs and employment practices;

•	administers and makes recommendations regarding our incentive and equity compensation plans;

•

reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO and evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation;

•	oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the CEO;

•	reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk-taking; and

•	monitors senior management succession planning.

Nominating and Governance Committee    The Governance Committee met five times during 2017. The members of the Governance Committee are James C. Melville (Chair), James J. O’Connor, and John J. Roberts. Mr. O’Connor will not be standing for reelection at the Annual Meeting. Under its charter, the Governance Committee:

•	monitors the independence of nonemployee directors;

•	reviews and evaluates director candidates and makes recommendations to the Board concerning nominees for election as Board members;

•	establishes criteria for the selection of candidates to serve on the Board;

•	recommends directors for appointment to Board committees;

•	makes recommendations to the Board regarding corporate governance matters;

•	reviews and makes recommendations to the Board regarding the compensation of nonemployee directors;

•	oversees the Company’s director education and orientation programs; and

•	coordinates an annual self-evaluation of the performance of the Board and each committee through assistance from an independent, third-party advisor.

Other Committees    In addition to the four standing committees described above, members of the Board may meet on an ad hoc basis to discuss, review and, as appropriate, approve matters through other committees established by the Board. These ad hoc committees may address such matters as environmental considerations, succession planning and crisis response.

12	AWI 2018 Proxy Statement

CORPORATE GOVERNANCE (CONTINUED)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries, or had any relationship with the Company that requires disclosure under applicable SEC regulations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Any related party transaction that may arise is required to be reviewed and approved by the Governance Committee, who must have no connection with the transaction. Related party transactions would include transactions by the Company or any subsidiary with any director, director nominee, executive officer, shareholders owning more than 5% of the Company’s outstanding shares of common stock, per share par value $0.01 (“Common Stock”), or immediate family member of any of the foregoing, and transactions with businesses affiliated with any director or director nominee that meet the specifications in Item 404 of Regulation S-K under the Exchange Act. The Chair of the Governance Committee has authority to approve transactions involving sums less than the disclosure threshold set in Item 404. The material details of any such matters are required to be disclosed to the Governance Committee at its next regular meeting.

Following the expiration of the Nomination Agreement between ValueAct Capital and the Company in 2016, Mr. Spivy was elected to the Board and continues to receive compensation pursuant to our nonemployee director compensation program. Mr. Spivy has directed that his cash retainers be directly paid to ValueAct Capital Management, L.P., and under an agreement with ValueAct Capital, Mr. Spivy is deemed to hold it for the benefit of ValueAct Capital Master Fund L.P., and indirectly for other members of the ValueAct Group.

POLICY ON MAJORITY VOTING IN THE ELECTION OF DIRECTORS

In February 2017, our Board adopted a Policy on Majority Voting as one of our Corporate Governance Principles. The Policy provides that in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within 10 business days following the certification of the shareholder vote, tender his or her written resignation to the Board. Such tendered resignation will be considered by the Governance Committee taking into account any factors or other information it considers appropriate and relevant and, within 60 days following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. The Board will take formal action on the Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. The Board will consider the information, factors and alternatives considered by the Governance Committee and such additional factors, information and alternatives as the Board deems relevant.

Following the Board’s decision on the Governance Committee’s recommendation, the Company, within four business days after such decision is made, will publicly disclose, in a Form 8-K filed with the SEC, the Board’s decision, and, if applicable, the Board’s reasons for rejecting the tendered resignation. A director whose resignation is accepted by the Board may not be re-appointed to fill the vacancy created by his or her resignation.

No director who is required to tender his or her resignation shall participate in the Governance Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director. If a majority of the members of the Governance Committee are required to tender their resignations, then the independent directors who are not required to tender their resignations will appoint an ad hoc Board committee from amongst themselves, consisting of such number of directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the Board with respect to the tendered resignations. If such ad hoc committee would have been created but fewer than three directors would be eligible to serve on it, then the entire Board (other than the director whose resignation is being considered) will make the determination to accept or reject the tendered resignation without any recommendation from the Committee and without the creation of an ad hoc committee.

AWI 2018 Proxy Statement	13

CORPORATE GOVERNANCE (CONTINUED)

CORPORATE ENVIRONMENTAL AND SOCIAL RESPONSIBILITY

As a leading building products manufacturer, we are committed to operating as a strong corporate citizen across all areas of our business. This commitment is reflected in our ongoing initiatives to design and develop sustainable ceiling and wall products and solutions for every space.

Environmental Sustainability     We are committed to environmental sustainability and are committed to invest in products which drive towards healthier buildings and spaces. We were the first to develop a ceiling recycling program and since 1999, we have diverted more than 200 million square feet of used ceiling tiles from landfills. In 2017, we launched the industry’s first collection of high performance ceiling systems, SUSTAIN™, that are free of Red List chemicals per the Living Building Challenge 3.0 (including no added formaldehyde), have Declare labels, contribute to LEED® v4 and meet the most stringent sustainability compliance standards.

Our effort to reduce and eliminate our environmental footprint throughout the world includes:

•	upcycling industry waste streams into our products so that we use more waste than we generate, and several of our facilities are zero-waste;

•	an annual energy reduction target that contributes to greenhouse gas reduction;

•	rainwater harvesting, water recycling and infrastructure improvements so we use less water;

•	the first LEED EB Platinum-certified building outside California, Energy Star rated buildings; and

•	being a founding member in the U.S Green Building Council.

Material Transparency    We are actively involved in developing tools and certifications our customers need to be able to fully assess our products including environmental product declarations and product certifications and declarations, such as Cradle to Cradle, Declare and Global GreenTagCert™ and the most stringent sustainability compliance standards.

Safety    Safety is a core value at Armstrong; our goal is to have an injury free workplace. As a result of our safety programs, which are integrated into our business from top management to our workers in manufacturing plants, our OSHA recordable rate has been at world class levels for over a decade.

Social Impact    Armstrong World Industries created the Armstrong World Industries Foundation as its philanthropic arm in 1985. Since its inception, the foundation has awarded in excess of $50 million to 501(c)(3) organizations in communities where employees live and work, and that contribute to reaching under-served young people.

More information about our corporate and social responsibility efforts is available in the “Sustainability” section of our website at http://www.armstrongceilings.com.

SHAREHOLDER-RECOMMENDED DIRECTOR CANDIDATES

The Governance Committee will consider director candidates nominated by shareholders. The procedures for recommending candidates are posted at https://www.armstrongceilings.com/corporate/nominating-governance-committee.html. Shareholders who wish to suggest individuals for service on the Board are requested to review Article II, Section 4 of our Bylaws and supply the information required in (a) through (k) of that Section in a written request to the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603.

When evaluating the candidacy of nominees proposed by shareholders, the Governance Committee may request additional information it may consider reasonable to determine the proposed nominee’s qualifications to serve as a member of the Board.

14	AWI 2018 Proxy Statement

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding individuals who serve as our executive officers as of April 1, 2018.

Name	Age	Present Position and Business Experience During the Last Five Years*
Victor D. Grizzle	56

Armstrong World Industries, Inc.

President & CEO; Director since April 2016

Executive Vice President & CEO, Armstrong Building Products (2011 to March 2016)

Valmont Industries

Group President, Global Structures, Coatings and Tubing (2005)

Brian L. MacNeal	51

Armstrong World Industries, Inc.

Chief Financial Officer since April 2016

Vice President, Global Finance and CFO, Armstrong Building Products (2014 to April 2016)

Heartland Energy Solutions

Interim Chief Financial Officer (2013 to 2014)

Campbell Soup Company

Vice President of Finance (2011 to 2013)

David S. Cookson	60	Armstrong World Industries, Inc. Senior Vice President, Americas since 2008
Charles M. Chiappone**	55

Armstrong World Industries, Inc.

Senior Vice President, Ceilings Solutions since March 2016

Vice President of Global Marketing & Commercial Excellence,

Armstrong Building Products

(January 2012 to March 2016)

Alloy Polymers, Inc.

President & CEO (2008 to 2012)

Mark A. Hershey	48

Armstrong World Industries, Inc.

Senior Vice President, General Counsel since July 2011

Chief Compliance Officer since February 2012

Secretary (July 2011 to June 2014; since April 2016)

Ricoh Americas Corporation

Senior Vice President, General Counsel, Chief Compliance Officer & Secretary (2008)

Stephen F. McNamara	51	Armstrong World Industries, Inc. Vice President, Controller since July 2008
Ellen R. Romano	57	Armstrong World Industries, Inc. Senior Vice President, Human Resources since May 2013 Vice President, Human Resources, Armstrong Building Products (2009)
*	Information in parentheses regarding previously held positions indicates either the duration the Executive Officer held the position or the year in which service in the position began.

**	In connection with the retirement of Mr. Cookson as of July 1, 2018, Mr. Chiappone was appointed as Senior Vice President, Ceiling and Wall Solutions, effective April 1, 2018.

All executive officers are elected by the Board to serve in their respective capacities until their successors are elected or until their earlier resignation or removal by the Board.

AWI 2018 Proxy Statement	15

COMPENSATION OF DIRECTORS

In establishing compensation for our nonemployee directors, including the overall value of compensation and the mix of cash and equity, the Board analyzes competitive market data and any underlying director compensation trends generally, and compares our program to those of similarly sized companies in comparable industries. The Board is compensated through a combination of annual retainers and equity grants in the form of stock units. The Board believes that this level of compensation supports the Company’s ability to attract directors with suitable backgrounds and experiences. A director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board or on any committee of the Board.

On an annual basis, the Governance Committee reviews the compensation program for nonemployee directors, including the 2008 Directors’ Stock Unit Plan, as amended (the “2008 Directors Stock Unit Plan”) and the 2016 Directors’ Stock Unit Plan, as amended (the “2016 Directors Stock Unit Plan”). The review includes an analysis of competitive market data and any underlying director compensation trends with assistance from an independent compensation consultant, as required. Following that review in 2017, and a recommendation by the Governance Committee, the Board approved an annual Committee Chair Fee for the newly-formed Finance Committee of $10,000, effective as of October 2017.

The following table describes the elements of the compensation program for nonemployee directors in 2017:

Director Compensation Program

Element	Amount	Terms
Annual Retainer (Cash)	$90,000 $180,000 (Chair)	paid in quarterly installments, in arrears
Annual Retainer (Equity)	$105,000 $185,000 (Chair)

annual (or pro-rated) grant of Director RSUs

•   2016 Directors Stock Unit Plan

•   2016 and later grants vest at one year anniversary or earlier change in control if serving on such date**

•   pre-2011 grants deliverable six months following end of service (except removal for cause)

•   2011 and later grants deliverable on date of end of service (except removal for cause)

•   one share per one unit upon delivery

•   no voting power until delivered

•   dividend equivalent rights

Committee Chair Fees*	$20,000 (AC; MDCC) $10,000 (FC; NGC)	paid in quarterly installments, in arrears
Special Assignment Fees	$2,500 per diem ($1,250 for less than four hours)	may be paid in connection with: • one-on-one meetings with the CEO • plant visits • other non-scheduled significant activities approved by the Chair
*	Committees: AC (Audit); FC (Finance); MDCC (Management Development & Development); NGC (Nominating & Governance)

**	In prior years, the Annual Retainer (Equity) grants were made pursuant to the 2011 Directors Stock Unit Plan, which did not provide for deferral of equity vesting, which would then vest at the one year anniversary or earlier change in control if serving on such date. Grants made under this plan pre-2011 grants were deliverable six months following end of service (except removal for cause), while grants made 2011 and later were deliverable on date of end of service (except removal for cause).

16	AWI 2018 Proxy Statement

COMPENSATION OF DIRECTORS (CONTINUED)

Annual grants for the equity portion of the retainer are effective as of the first business day following the date of the Annual Meeting, and the amount of each grant is determined by the NYSE closing price of our shares of Common Stock on that date.

Director Compensation Table – 2017

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($)(2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)(f)	All Other Compensation ($)(g)	Total ($) (h)
S. Askren	110,000	105,000	—	—	—	—	215,000
T. Huang	90,000	105,000	—	—	—	—	195,000
L. McWilliams	90,000	105,000	—	—	—	—	195,000
J. Melville	100,000	105,000	—	—	—	—	205,000
J. O’Connor	180,000	185,000	—	—	—	—	365,000
J. Roberts	110,000	105,000	—	—	—	—	215,000
G. Spivy(4)	90,000	105,000	—	—	—	—	195,000
R. Templin	92,500	105,000	—	—	—	—	197,500
C. Thomas	90,000	105,000	—	—	—	—	195,000
(1)	Represents amounts that are in units of our shares of Common Stock. The amounts reported represent the aggregate grant date fair value for Director RSUs granted during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our shares of Common Stock on the date of the grant. For the number of Director RSUs credited to each director’s account as of March 31, 2018, see SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS, pages 18 and 19.
(2)	Directors do not receive stock options as part of their compensation for service on our Board.
(3)	Under the 2016 Directors Stock Unit Plan, directors may elect to defer the equity compensation that they receive as part of their compensation for services on our Board.
(4)	Under an agreement with ValueAct Capital, Mr. Spivy is deemed to receive the cash portion of his retainer for Board service and hold the Director RSUs for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.

AWI 2018 Proxy Statement	17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to us to be beneficial owners of more than 5% of our outstanding shares of Common Stock as of March 31, 2018 or the date of any applicable reports filed by such persons or groups prior to that date. Beneficial ownership is determined in accordance with applicable rules of the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding(1)
ValueAct Capital Master Fund, L.P. One Letterman Drive, Building D, 4th Floor San Francisco, CA 94129	6,852,612	(2)	13.1%
Iridian Asset Management LLC 276 Post Rd. W. Westport, CT 06880	5,739,634	(3)	11.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,601,807	(4)	6.9%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,198,611	(5)	6.1%

(1)	Based on 52,198,476 shares of the Company’s Common Stock outstanding as of March 31, 2018, as reported to the NYSE (61,374,320 shares reported, less 9,175,844 shares held in treasury).
(2)	On a Schedule 13D Amendment No. 2 filed with the SEC on March 14, 2018, ValueAct Master Fund, L.P. reported shared voting and dispositive power with respect to these shares of Common Stock. Shares reported as beneficially owned by ValueAct Master Fund are also reported as beneficially owned by (i) ValueAct Management L.P. as the manager of each such investment partnership, (ii) ValueAct Management LLC, as General Partner of ValueAct Management L.P., (iii) ValueAct Holdings, as the sole owner of the limited partnership interests of ValueAct Management L.P. and the membership interests of ValueAct Management LLC and as the majority owner of the membership interests of VA Partners I and (iv) ValueAct Holdings GP, as General Partner of ValueAct Holdings. Shares reported as beneficially owned by ValueAct Master Fund are also reported as beneficially owned by VA Partners I, as General Partner of ValueAct Master Fund. VA Partners I, ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP also, directly or indirectly, may own interests in one or more than one of the partnerships from time to time. By reason of such relationship ValueAct Master Fund is reported as having shared power to vote or to direct the vote, and shared power to dispose or direct the disposition of, these shares of Common Stock of the Company, with VA Partners I (only with respect to ValueAct Master Fund), ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP.
(3)	On a Schedule 13G Amendment No. 2 filed with the SEC on February 6, 2018, Iridian Asset Management LLC, David L. Cohen and Harold L. Levy reported that, as of December 31, 2017, they had shared voting and dispositive power with respect to 5,734,634 shares of Common Stock of the Company, and David L. Cohen reported that, as of December 31, 2017, he had sole voting and dispositive power with respect to 5,000 shares of Common Stock of the Company.
(4)	On a Schedule 13G Amendment No. 2 filed on with the SEC on February 12, 2018, the Vanguard Group—23-1945930 reported, as of December 31, 2017, sole voting power with respect to 26,724 shares of Common Stock of the Company, shared voting power with respect to 5,067 shares of Common Stock, sole dispositive power with respect to 3,573,442 shares of Common Stock of the Company and shares dispositive power with respect to 28,365 shares of Common Stock as follows: Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 23,298 shares or .04% of the shares of Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts, Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,493 shares or 0.1% of the shares of Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.
(5)	On a Schedule 13G filed on with the SEC on February 14, 2018, T. Rowe Price Associates, Inc. reported, as of December 31, 2017, that it had sole voting power with respect to 437,024 shares of Common Stock of the Company and sole dispositive power with respect to 3,198,611 shares of Common Stock of the Company, and T. Rowe Price New Horizons Fund, Inc. reported, as of December 31, 2017, that it had sole voting power with respect to 2,749,787 shares of Common Stock outstanding of the Company.

18	AWI 2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

Management and Directors

The following table sets forth, as of March 31, 2018, the amount of shares of Common Stock beneficially owned by all directors, the Company’s named executive officers (“NEOs”) as identified in the “COMPENSATION DISCUSSION AND ANALYSIS” section on page 26 and all directors and executive officers as a group in accordance with applicable SEC rules.

Name	Number of Common Shares Beneficially Owned	Number of Shares Subject to Options(1) Exercisable or Which Become Exercisable Within 60 Days		Total Number of Shares Beneficially Owned(2)	Restricted Stock Units(3) / Unvested Options	Total Common Shares Beneficially Owned Plus Restricted Stock Units and Unvested Options
Stan A. Askren	2,612	*	*	2,612	31,116	33,728
Charles M. Chiappone	4,514	11,992		16,506	31,206	47,712
David S. Cookson	20,869	27,336		48,205	30,027	78,232
Victor D. Grizzle	35,990	130,309		166,299	228,233	394,532
Mark A. Hershey	16,364	69,496		85,860	45,241	131,101
Tao Huang	—	*	*	—	26,097	26,097
Brian L. MacNeal	2,222	3,740		5,962	42,770	48,732
Larry S. McWilliams	—	*	*	—	26,097	26,097
James C. Melville	4,229	*	*	4,229	15,041	19,270
James J. O’Connor	7,000	*	*	7,000	55,484	62,484
John J. Roberts	2,612	*	*	2,612	24,263	26,875
Gregory P. Spivy(6)	2,612	*	*	2,612	5,737	8,349
Roy W. Templin	4,816	*	*	4,816	2,298	7,114
Cherryl T. Thomas	—	*	*	—	5,592	5,592
Directors and Executive Officers as a group (16 persons)(5)	118,439	281,041		399,480	610,291	1,009,771

(1)	Directors do not receive stock option grants under the 2008 Directors Stock Unit Plan, the 2016 Directors Stock Unit Plan or as part of the compensation program for directors.
(2)	No individual director or executive officer beneficially owns 1% of the shares of Common Stock outstanding as of March 31, 2018. The directors and executive officers as a group beneficially own approximately 1.7% of the shares of Common Stock outstanding as of March 31, 2018.
(3)	Represents, in the case of NEOs, unvested time-based restricted stock units (“NEO RSUs”) granted to them under the 2006, 2011 and 2016 Long-Term Incentive Plan, as applicable, and, in the case of nonemployee directors, vested and unvested stock units (Director RSUs) granted to them as part of their annual retainer for Board service that are not acquirable by the director within 60 days of March 31, 2018 under the terms of the 2008 Directors Stock Unit Plan and the 2016 Directors Stock Unit Plan. See Directors Aggregate Ownership table below for further information. Neither the unvested NEO RSUs nor the Director RSUs have voting power.
(4)	Under the Nomination Agreement with ValueAct Capital, Mr. Spivy is deemed to hold the Director RSUs for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.
(5)	Includes amounts for Ellen R. Romano, SVP, Human Resources and Stephen F. McNamara, VP, Controller.

AWI 2018 Proxy Statement	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

Directors – Aggregate Ownership

The table below sets forth, as of March 31, 2018, additional detail as to each nonemployee director’s ownership and rights to ownership in the Company’s equity.

Name	Common Shares	Vested Restricted Stock Units(1)	Unvested Restricted Stock Units(2)	Phantom Stock Units(3)	Total Equity	Total Value(4)
Stan A. Askren	2,612	28,818	2,298	—	33,728	$1,898,886
Tao Huang	—	23,799	2,298	—	26,097	$1,469,261
Larry S. McWilliams	—	23,799	2,298	—	26,097	$1,469,261
James C. Melville	4,229	12,743	2,298	—	19,270	$1,084,901
James J. O’Connor	7,000	51,435	4,049	—	62,484	$3,517,849
John J. Roberts	2,612	21,965	2,298	11,773	26,875	$2,175,882	(5)
Gregory P. Spivy(6)	2,612	3,439	2,298	—	8,349	$470,049
Roy W. Templin	4,816	—	2,298	—	7,114	$400,518
Cherryl T. Thomas	—	3,294	2,298	—	5,592	$314,830
Total	23,881	169,292	22,433	11,773	215,606	$12,801,438
(1)	Under the terms of the 2008 Directors Stock Unit Plan, the Director RSUs granted to each director as part of his or her retainer for Board service are not acquirable by the director until (i) for those Director RSUs granted prior to June 2011, the earlier of the six-month anniversary of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the 2008 Directors Stock Unit Plan); or (ii) for those Director RSUs granted during and after June 2011, on the date of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the 2008 Directors Stock Unit Plan). Under the terms of the 2016 Directors Stock Unit Plan, the Director RSUs granted to each director as part of his or her retainer for Board Service shall vest (contingent upon the Director’s continued service as of such date) on the earlier of (i) the one-year anniversary of the grant; (ii) the death or total and permanent disability of the Director; or (iii) the date of any Change in Control Event (as defined in the Plan).
(2)	Under the terms of the 2008 Directors Stock Unit Plan, Director RSUs vest on the first anniversary of the grant date. Under the terms of the 2016 Directors Stock Unit Plan, the vested units will be acquirable by the Director, at the election of the Director: (i) at the vesting of the units at the one-year anniversary of the grant or (ii) at the time of the Director’s termination of service. All of the director RSUs listed in this column will vest on July 13, 2018.
(3)	Phantom Stock Units awarded under the Company’s 2006 Phantom Stock Unit Plan (“Phantom Stock Unit Plan”) become payable (“Phantom Units Payment Date”) in cash on the earlier of the six-month anniversary of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the Phantom Stock Unit Plan). The cash payment amount will be equal to the number of units multiplied by the closing price of the shares of Common Stock on the stock exchange on which such shares are traded on the Phantom Units Payment Date.
(4)	Represents an amount equal to the sum of the number of shares of Common Stock beneficially owned, plus the number of vested and unvested Director RSUs, plus the number of Phantom Stock Units held, as applicable, multiplied by $56.30, which was the closing price of the shares of Common Stock of the Company on the NYSE on March 29, 2018.
(5)	Amount excludes $276,151.32 in accrued dividends (non-interest bearing).
(6)	Under the Nomination Agreement with ValueAct Capital, Mr. Spivy is deemed to hold the Director RSUs for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P.

Stock Ownership Guidelines

In accordance with our Corporate Governance Principles, each non-employee director must acquire and then hold until six months following the end of his or her service, phantom units and/or shares of Common Stock equal in value to three times the director’s annual retainer at the time he or she joined the Board. Directors endeavor to reach that level of ownership within five years of joining

20	AWI 2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS (CONTINUED)

the Board. With the exception of Mr. Spivy, Mr. Templin, and Ms. Thomas, all of the current directors have achieved this ownership requirement. As an officer of the Company, Mr. Grizzle is not subject to the stock ownership guidelines for nonemployee directors. Mr. Spivy, Ms. Thomas and Mr. Templin first became eligible to participate in the nonemployee director compensation program in December 2014, April 2016 and September 2016, respectively.

AWI 2018 Proxy Statement	21

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2018. In accordance with past practice, this selection will be presented to the shareholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our independent registered public accounting firm. The Audit Committee may reconsider its selection if the appointment is not ratified by the shareholders.

A representative of KPMG LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

22	AWI 2018 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee engaged KPMG LLP as the Company’s independent registered public accounting firm for 2018. In making this selection, the Audit Committee considered KPMG LLP’s qualifications, discussed with KPMG LLP its independence, and reviewed the audit and non-audit services provided by KPMG LLP to the Company.

Management of the Company has primary responsibility for preparing the Company’s financial statements and establishing effective internal control over financial reporting. KPMG LLP is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting based on the criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission. Accordingly, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2017 with the Company’s management. The Audit Committee reviewed and discussed with management the critical accounting policies applied by the Company in the preparation of those financial statements. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, and had the opportunity to ask KPMG LLP questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.

The Audit Committee regularly considers the independence, qualifications and performance of KPMG LLP. Such consideration includes reviewing the written disclosures and the letter received from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussing with KPMG LLP their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders and have recommended that shareholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2018.

Submitted by the Audit Committee

John J. Roberts (Chair)

Tao Huang

Larry S. McWilliams

Roy W. Templin

Cherryl T. Thomas

AWI 2018 Proxy Statement	23

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for 2017 and 2016, as well as fees billed for other services rendered by KPMG LLP. All fees in 2017 and 2016 were pre-approved by the Audit Committee.

(amounts in thousands)	2017	2016
Audit Fees(1)	$3,444	$2,625
Audit Related Fees(2)	1,823	91
Audit and Audit Related Fees Subtotal	5,267	2,716
Tax Fees(3)	983	1,833
All Other Fees	—	—
Total Fees	$6,250	$4,549

(1)	Audit Fees are for services rendered in connection with the integrated audit of Armstrong’s consolidated financial statements as of and for the year, for which a portion of the billings occurred the following year. Audit fees were also incurred for reviews of consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and services normally provided in connection with statutory and regulatory filings. Audit Fees in 2017 also include fees associated with the impact of U.S. tax reform, resegmentation of the business, and the adoption of FASB ASC 606.

(2)	Audit-Related Fees consisted principally of fees for audits of financial statements of certain employee benefit plans, accounting research assistance on technical topics and other matters with respect to non-U.S. statutory financial statements. Audit-Related Fees in 2017 also include fees associated with sell-side due diligence activities in connection with the sale of the Company’s International Business.

(3)	Tax Fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals and other tax consultation and compliance services.

The Audit Committee has considered whether the provision by KPMG LLP of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence, and has concluded that KPMG LLP was and is independent of the Company in all respects.

Audit Committee Pre-Approval Policy

The Audit Committee adheres to a policy that requires the Audit Committee’s prior approval of any audit, audit-related and non-audit services provided by the firm that serves as our independent registered public accounting firm. Pursuant to this policy, management cannot engage the firm for any services without the Audit Committee’s pre-approval. The Audit Committee delegates to the Audit Committee Chair the authority to pre-approve non-audit services for purposes of handling immediate needs, with a report to the full Audit Committee of such approvals at its next meeting. The policy complies with Section 10A(i) of the Exchange Act.

Auditor Tenure

Through more than 90 years of experience with Armstrong, KPMG LLP has gained institutional knowledge of and deep expertise regarding Armstrong’s global operations and businesses, accounting policies and practices, and internal control over financial reporting. We believe KPMG LLP’s aggregate fees are competitive with peer companies.

24	AWI 2018 Proxy Statement

ITEM 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Company is seeking your advisory vote on our executive compensation program. The Company asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company has in the past sought approval from shareholders regarding the incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans, including the 2011 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan, make up a majority of the pay that the Company provides to our executives. Over the years, the Company has made a number of changes to its disclosures concerning executive compensation, as well as to its executive compensation programs, in response to shareholder input, including a number of enhancements mentioned in this proxy statement.

Our executive compensation program has played a material role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our company.

We believe that our executive compensation program, which was modified by our Compensation Committee in connection with the separation, is structured appropriately to support our company and our business objectives, particularly our post-separation structure and strategies.

Our Compensation Committee has developed and maintained a compensation program that is intended to: align executive interests with shareholders’ interest; link pay and performance by placing a significant portion of compensation “at risk” based on performance against pre-established goals; and provide a competitive level of compensation to enable access to high-quality executives in a competitive way.

As reflected in the total shareholder return components of our new program, if the value we deliver to our shareholders increases, so does the compensation we deliver to our executives.

We maintain strong corporate governance over our executive pay programs. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices.

Our Compensation Committee, our Chief Executive Officer, and our head of Human Resources engage in a rigorous talent review process annually to address succession and executive development for our CEO and other key executives.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

AWI 2018 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

In this compensation discussion and analysis (“CD&A”) section, we review the objectives and elements of our executive compensation philosophy, as well as the alignment of our program with the Company’s performance and compensation decisions in 2017 relating to our named executive officers (“NEOs”).

EXECUTIVE SUMMARY

Business Overview

We are a global leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions. We design, manufacture and sell ceilings and wall systems (primarily mineral fiber, fiberglass wool and metal).

Our fiscal year 2017 key performance highlights included:

•

Adjusted EBITDA:    Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)* of $317 million on a continuing operations basis, a 7.5% improvement over 2016. The core value drivers of our business enabled the improvement, namely increases in sales volume and average unit value (“AUV”) plus lower selling, general and administration (“SG&A”) expenses.

•

Consolidated Net Sales:    Consolidated constant currency net sales increased 6.7% over 2016. The increase was driven by higher AUV, in which both mix and like for like pricing were positive, and higher volume.

•

Free Cash Flow (“FCF”):    $147 million of FCF, defined as cash flow from operations minus cash flow used in investing activities, exceeded the high end of our guidance range of $145 million, a 26% improvement over 2016.

•	Adjusted Earnings Per Share (“EPS”): Adjusted EPS of $3.02, an improvement of 23% over 2016.

•	Investments: Concluded $100 million of capital investments in manufacturing capabilities to enable production of Total Acoustics and Sustain product lines and our flexible design capabilities.

•	Business Development: Acquired and integrated Tectum, Inc., an Ohio-based manufacturer of acoustical wall systems and roof decks.

•	Share Repurchase: We repurchased 1.8 million shares of our Common Stock in 2017 under our ongoing share-repurchase program for a total cost of $80.4 million, or an average price of $43.58 per share.
•

Cost Reduction:    We took actions to optimize our North America manufacturing footprint and overall cost structure, including the November 2017 announced closure of our St. Helens, OR manufacturing plant in order to further enhance service to our West Coast customers through a new distribution center. We also announced plans to restructure our general and administration profile to serve an Americas-focused business.

•

International Business Divesture:    On November 20, 2017, we announced the sale of our businesses and operations in Europe, the Middle East, and Africa (including Russia) and the Pacific Rim (the “International Business”), including the corresponding businesses and operations conducted by Worthington Armstrong Venture, in which we hold a fifty percent (50%) interest, to Knauf International GmbH (“Knauf”).

Please also see our Company’s Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 26, 2018.

*	Continuing operations basis, excludes non-cash pension expense. Please refer to Annex A for a reconciliation of Adjusted EBITDA to U.S. GAAP.

2018 Priorities

Fiscal year 2018 key priorities include:

•	Revenue: Driving revenue growth by leveraging our existing capabilities and focusing on a broader ceilings and wall market opportunity.

•	Adjusted EBITDA: Achieving EBITDA growth through sales gains, manufacturing productivity and restructuring savings announced in 2017.

•	Capabilities: Enhancing our manufacturing and commercial capabilities and expanding our commercial sales resources to align with broader market opportunities.

•	International: Completing the sale of our International Business to Knauf.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•	Operational Efficiency: Continuing to pursue productivity, efficiency and working capital improvements in our manufacturing operations.

•	Capital Allocation: Allocating capital to high return opportunities while optimizing FCF.

•	Cost Optimization: Aligning SG&A structure and cost to an Americas-focused company.

2017 Compensation Highlights

During 2017, we redesigned our annual incentive plan as discussed below, and otherwise continued the executive compensation programs established in 2016. As in prior years, our plans are designed to directly link compensation to meaningful improvement in Company performance.

Annual Incentive Plan (“AIP”): Our Compensation Committee redesigned this plan for 2017 to place specific emphasis on revenue and EBITDA as the metrics for global and regional Company results. These measures align to key elements of our operating plan and financial goals, including enhanced revenue, manufacturing productivity and competitive SG&A expense, and are strong indicators of our overall operating performance.

Long-Term Incentive Program (“LTIP”): Our LTIP grants for 2017 were comprised of performance-based restricted stock units (“PSU”), with performance metrics based on absolute total shareholder return (“Absolute TSR”) and cumulative FCF. We did not grant time based restricted stock units to our executive officers in 2017. Our Compensation Committee selected Absolute TSR as a metric in our LTIP because it believes Absolute TSR most directly captures shareholder value creation, while providing senior management with the flexibility and levers needed to drive meaningful performance change. Our Compensation Committee selected FCF as a metric in the LTIP because it believes FCF growth is an indicator of value creating activities over the performance period. The grants, intended to compensate for long term value creation, have a three-year performance period to allow a reasonable timeframe for value creation, challenging targets with substantial payout upside for breakout performance and a payout scale that includes meaningful performance hurdles. These plan features and others described in more detail in the body of this Compensation Discussion and Analysis are all designed to strongly align the interests of management and shareholders, and to provide strong incentives for performance and growth consistent with our strategic plan.

Named Executive Officers

The Company’s named executive officers for the fiscal year ended December 31, 2017 were:

Victor D. Grizzle President and CEO

Brian L. MacNeal Senior Vice President and CFO

Charles Chiappone Senior Vice President, Ceiling Solutions(1)

David S. Cookson Senior Vice President, Americas

Mark A. Hershey Senior Vice President, General Counsel and Chief Compliance Officer

(1)	In connection with the retirement of Mr. Cookson as of July 1, 2018, Mr. Chiappone was appointed as Senior Vice President, Ceiling and Wall Solutions, effective April 1, 2018

Shareholder Engagement

In 2017, we again engaged with our shareholders to learn about their perspectives on corporate governance, our executive compensation program, sustainability and other matters. We engaged in outreach dialogues over the course of the year with shareholders representing approximately 27% of our shares outstanding at time of outreach. The outreach discussions were conducted by Mr. Hershey and Ellen R. Romano, Senior Vice President, Human Resources. A detailed summary of the discussions was shared with the Compensation Committee and our Governance Committee. Overall, the discussions were productive and focused primarily on PSU metrics and Board succession planning. Our 2017 nonbinding advisory vote on our executive

AWI 2018 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

compensation program result of 93% approval reflects shareholder support of our compensation program design.

Our Executive Compensation Philosophy, Objectives, Elements and Characteristics

Compensation Philosophy and Objectives

Our long-term success and growth depend on highly capable leaders with appropriate experience and skills to deliver our strategy in a volatile and challenging market environment. Our executive compensation program is designed to attract, motivate and retain those high-quality leaders. In developing and maintaining our executive compensation program, the Compensation Committee focuses on the following key objectives:

•	Aligning executive interests with shareholder interests.

•	Creating a strong link between pay and performance by placing a significant portion of compensation ‘‘at risk’’ based on performance against pre-established goals.

•	Structuring sufficiently competitive compensation packages to enable access to high-quality executives in a highly competitive talent environment.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Compensation Elements

In 2017, we executed our compensation philosophy through a combination of: (a) fixed compensation, including (i) base salaries, (ii) benefits and (iii) limited perquisites; and (b) performance-based compensation, including (i) cash incentive awards under our annual incentive plan, and (ii) grants of PSU under our 2016 Long-Term Incentive Plan, our omnibus equity award plan.

Type	Compensation Elements	Form and Objective	Further Information	Key 2017 NEO Actions
Fixed	Base Salary

•   Delivered in cash

•   Provides reasonable, market competitive fixed pay delivered to each NEO, and reflects his or her role, responsibility, individual performance and contribution to the Company

•   Generally set at market median

			• Base Salary changes for our NEOs are presented on page 34	• NEOs received merit increases, effective April 1, 2017
Benefits

•   Standard range of health, welfare, and retirement benefits generally similar to those provided to other salaried employees, except that executives:

•   are eligible to receive enhanced Company-paid long-term disability benefits;

•   are eligible for non-qualified retirement benefits

Limited Perquisites

•   Very limited perquisites or personal benefits

•   Personal financial counseling at a cost generally less than $4,500 per NEO

•   Executive physicals at a cost generally less than $5,000 per NEO

•   Executive long-term disability at a cost generally less than $5,000 per NEO

Performance-Based	Annual Incentive Plan (“AIP”)

•   Delivered in cash

•   Provides an annual incentive opportunity for achieving financial results based on performance goals tied to our annual operating plan

•   Drives selected target metric performance

•   Awards tied to Company, region and individual performance, including leadership behaviors

•   Target opportunity generally set at market median

			• AIP was based on revenue and EBITDA global Company results and regional results (as described on page 34)	• NEOs received AIP payments for 2017 performance ranging from 74% to 84% of target
Long-Term Incentive Program (“LTIP”)

•   Delivered in 100% PSUs

•   Drives and promotes long- term value-creation for our shareholders, and fosters retention, by rewarding execution and achievement of goals linked to our longer term strategic initiatives and stock performance

•   Target opportunity generally set at market median

•   In 2017, our Compensation Committee awarded 3-year PSUs tied to Absolute TSR and FCF

			• LTI performance goals were based on FCF and Absolute TSR (as described on page 35)	• NEOs received annual PSU awards with values ranging from 75% to 317% of base.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Compensation Characteristics

At the direction of our Compensation Committee, we subscribe to a “pay-for-performance” philosophy. Our compensation program maintains the following attributes:

•

Compensation at Risk – A significant amount of each NEO’s target total direct compensation (“TDC”), composed of base salary and short-term and long-term incentive compensation, is dependent upon achieving specific results. This compensation is, therefore, “at risk” with the value of one or more elements of compensation tied to the achievement of financial and/or other measures the Company considers important drivers of shareholder value.

•

Multiple and Appropriate Performance Metrics – We use multiple performance measures to avoid having compensation opportunities overly weighted toward the performance results of a single metric. In 2017, we used FCF and Absolute TSR in our LTIP as performance metrics to maintain a focus on longer-term metrics that help drive shareholder value. We used revenue and EBITDA as our metrics in our AIP. These measures align to key elements of our operating plan and financial goals, including: enhanced revenue, manufacturing productivity and competitive sales, general, and administrative expense and is a strong indicator of our overall operating performance.

•

Emphasis on Long-Term Incentive and Annual Incentive Compensation – Long-term incentive compensation and annual incentive compensation for our NEOs make up a large percentage of their TDC. Incentive compensation helps drive performance and aligns the interests of employees with those of shareholders. By tying a significant portion of TDC to long-term incentives over a three-year period, we promote longer-term perspectives regarding Company performance.

•

Recoupment Policy – We have the ability to recoup certain stock-based awards in the event of termination of employment for willful, deliberate or gross misconduct or in the event a participant engages in injurious conduct after termination of employment. To the extent the SEC adopts future rules for clawback policies that require changes to our plans or policies, we will revise them, as appropriate.

•

Prohibition on Derivative Transactions – Our insider trading policy prohibits derivative transactions in our shares of Common Stock, including: trading in puts, calls, covered calls, or other derivative products involving our securities; prohibits engaging in any hedging transaction with respect to our securities; and, prohibits holding company securities in a margin account or pledging our securities as collateral for a loan.

•

Stock Ownership Guidelines – Our NEOs are subject to stock ownership guidelines, which help to promote longer-term perspectives and align interests with those of our long-term shareholders. The required ownership multiple is six times annual base pay for our CEO and three times annual base pay for other NEOs.

•

Linear and Capped Incentive Compensation Payouts – The Compensation Committee establishes financial performance goals that are used to plot a linear payout formula for annual and long-term incentive compensation to avoid an over-emphasis on short- term decision making. The maximum payout for the annual incentive compensation is 200% of target. Long-term incentive compensation is capped at 275% of target for Messrs. Grizzle, MacNeal, Chiappone and Cookson and 225% of target for Mr. Hershey.

•	Change in Control Double Trigger – Our CIC agreements include double trigger vesting provisions for equity grants upon a change in control.

•	Lack of Tax Gross-Ups – We do not have plans or agreements that provide tax gross-ups to our NEOs under Section 280G or 4999 of the Internal Revenue Code.

•

Holding Requirements – Post-vesting holding requirements apply for amounts payable above target in our 2016 and 2017 performance-based equity grants for Messrs. Grizzle, MacNeal, Chiappone and Cookson.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following table illustrates how our executive compensation elements align with our compensation objectives.

Executive Compensation Element	Attract Talented Employees	Align Management and Shareholder Interests	Pay for Performance	Motivate and Retain Management
Base Salary	✓			✓
Annual Incentive Plan (AIP)	✓	✓	✓	✓
Long-Term Incentive Program (LTIP)	✓	✓	✓	✓

HOW WE MAKE COMPENSATION DECISIONS

Our Compensation Committee is responsible for executive compensation program design and the decision-making process relative to NEOs specifically, and broadly, as these programs apply to other senior leaders and participating employees.

The Compensation Committee solicits input from the independent members of the Board, the CEO, other members of management and its independent compensation consultant to assist with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

Roles of Key Participants

Compensation Committee

•   Sets the philosophy and principles that guide the executive compensation program;

•   Oversees the design of our executive compensation program in context of our culture, competitive practices, legal and regulatory landscape and governance trends;

•   Reviews and approves short- and long-term incentive compensation design, including performance goals and the reward consequences for delivering above or below target performance;

•   Reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO, evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to be ratified by the independent directors based on the evaluation; and

•   Oversees the evaluation of the other executive officers and approves their compensation in collaboration with the CEO.

Independent Members of the Board	• Participate in the performance assessment process for the CEO; and • Review decisions regarding CEO compensation, including base salary, AIP and LTIP awards for the CEO.
Committee Consultant – Willis Towers Watson

•   Provides analysis, advice and recommendations with regard to executive compensation;

•   Attends Compensation Committee meetings, as requested, and communicates between meetings with the Compensation Committee Chair and other Committee members;

•   Advises the Compensation Committee on market trends, regulatory issues and developments and how they may impact our executive compensation programs; and

CEO	• Provides input to the Compensation Committee on senior executive performance and compensation recommendations.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Independent Compensation Consultant

In July 2017, the Compensation Committee renewed its engagement of Willis Towers Watson as its independent consultant on executive compensation matters.

Willis Towers Watson serves as our Pension Plan Actuary in Canada (an arrangement that has been in place for several years, prior to Willis Towers Watson becoming the Compensation Committee’s consultant). Typical actuary annual fees are $50,000. We also purchase select compensation and HR survey data from the firm. Willis Towers Watson does not perform any other services for the Company. At the request of the Compensation Committee, in addition to providing general executive compensation advice, Willis Towers Watson performed the following services during 2017:

•	Advised on the design considerations with respect to the 2017 short-term and long-term incentive programs to ensure appropriate linkage between short- and long-term performances and pay;

•	Advised the Compensation Committee on the composition of a revised peer group;

•	Advised the Compensation Committee on setting the CEO’s compensation; and

•	Provided an update on current compensation trends, market practices and relevant executive compensation legislation.

The Compensation Committee determined the work of Willis Towers Watson did not raise any conflicts of interest in 2017. In making this assessment, the Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and corresponding rules of NYSE, including the fact that Willis Towers Watson provides limited other services to us, the level of fees received from us as a percentage of Willis Towers Watson’s total revenue, policies and procedures employed by Willis Towers Watson to prevent conflicts of interest, and whether the individual Willis Towers Watson advisors to the Compensation Committee own any shares of Common Stock or have any business or personal relationships with members of the Compensation Committee or our executive officers.

After considering all of the factors required by the NYSE rules and all other factors relevant to Willis

Towers Watson’s independence, the Compensation Committee has determined Willis Towers Watson is independent.

Use of Competitive Data

In setting NEO compensation, the Compensation Committee considers independent survey data, peer compensation data, tally sheets, wealth accumulation analyses and related benchmark information.

Annual Compensation Benchmarking

Annually, the Compensation Committee reviews all components of NEO compensation compared to Competitive Market data (defined below).

In general, we target NEO pay to be at or near the 50th percentile of the Competitive Market, but we may deviate from this target based on an individual’s performance or internal equity with peers situated at similar levels, or to attract the required level of global business knowledge and leadership needed to achieve our strategic objectives.

The principal sources of market data include the following (“Competitive Market”):

•	Survey data (all NEOs), including surveys by AonHewitt and Willis Towers Watson

•	Peer Group data (CEO and CFO) (“Peer Group”)

Consideration of 2017 Advisory Shareholder Vote on Executive Compensation

At the 2017 Annual Meeting, our shareholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with this vote, the Board intends to implement an advisory vote on executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives. That vote is scheduled to occur at the 2023 annual meeting. Our most recent advisory shareholder vote on executive compensation took place at the 2017 Annual Meeting.

Our Board and Compensation Committee appreciate and value the views of our shareholders with respect to our executive compensation program. In considering the results of the 2017 favorable (93%) advisory vote on executive

32	AWI 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

compensation, the Compensation Committee believes that our executive compensation programs have been effective in implementing our stated compensation philosophy and objectives in manner consistent with shareholder preference.

The Compensation Committee recognizes executive pay practices and notions of sound governance principles continue to evolve. While no specific changes were implemented as a result of the vote, the Compensation Committee intends to continue to pay close attention to ongoing trends and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board. Please refer to “COMMUNICATION WITH THE BOARD” on page 10 for further information about communication with the Compensation Committee of the Board.

Peer Group

The Compensation Committee uses compensation data compiled from a group of peer companies based on a number of pre-established criteria, including business model comparability, company size measured by revenue (approximately one-half to two times the Company’s revenue) and market capitalization, global presence, and investor capital.

During 2016, our Compensation Committee conducted an in-depth review of our Peer Group and the related selection criteria taking into consideration the impact of the separation. The resulting 2016 Peer Group consisted of 20 manufacturing companies. In 2017, our Compensation Committee reviewed the Peer Group and removed Headwaters Incorporated and Nortek, Inc., both of which were acquired by third parties subsequent to the 2016 Peer Group being developed.

For 2017, our Peer Group consisted of 18 manufacturing companies, including:

Allegion PLC	Herman Miller Inc.	PH Glatfelter Inc.
AO Smith Corp.	Interface, Inc.	Ply Gem Holdings, Inc.
Apogee Enterprises, Inc.	Knoll, Inc.	Quanex Building Products Corp
Ferro Corporation	Kraton Performance Polymers Inc.	Simpson Manufacturing Co., Inc.
Gibraltar Industries, Inc.	Louisiana-Pacific Corp
Griffon Corporation	Masonite International Corporation
HB Fuller Co.	OMNOVA Solutions Inc.

Tally Sheets and Wealth Accumulation Analyses

The Compensation Committee uses tally sheets and wealth accumulation analyses when evaluating compensation-related decisions for each NEO.

•	Tally sheets provide historic information on each executive’s equity and non-equity compensation, and other compensation such as potential payments upon termination of employment.

•	Wealth accumulation analysis assesses the total Company-specific wealth that could be earned by each NEO given certain stock price assumptions.

Compensation Mix

To facilitate the link between NEO pay and Company performance, a significant amount of TDC is performance-based and “at risk.”

In 2017, 81% of our CEO’s target TDC and 59% of the average target TDC of our other NEOs was performance-based and “at risk.” The following chart shows the 2017 compensation mix, consisting of base salary, performance-based AIP, and PSUs as the LTI grants.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2017 COMPENSATION DESIGN AND OUTCOMES

Base Salary

In 2017, the Compensation Committee’s reviewed base salaries of our NEOs after consideration of the competitiveness of each NEO’s base salary compared to the Competitive Market. Pay increases were effective April 1, 2017.

The table below represents the base salary rate as of December 31. This information differs from the Summary Compensation Table (“SCT”), which reflects the total base salary received for the year.

Name	2016 Salary $	2017 Salary $	Change in Base Salary
Mr. Grizzle	700,000	725,000	3.6%
Mr. MacNeal(1)	375,000	411,750	9.8%
Mr. Chiappone	355,000	370,980	4.5%
Mr. Cookson	360,500	371,320	3.0%
Mr. Hershey (2)	405,000	405,000	0.0%
(1)	Mr. MacNeal’s April 1st adjustment was designed to align him closer with competitive pay levels. The merit and market increase aligns Mr. MacNeal to 90% of market median.
(2)	Mr. Hershey received a $13,200 merit lump sum in lieu of a base salary increase. The market data for Mr. Hershey’s role reflected that his base salary level was above market median, resulting in a merit lump sum payment instead of a base salary adjustment.

Annual Incentive Plan Awards

AIP awards provide an annual incentive opportunity for achieving financial results based on performance goals tied to the Company’s annual operating plan.

Each NEO’s target AIP opportunity (expressed as a percent of base salary) is based on role responsibility and alignment with similar positions internally and the external Competitive Market. Actual payout varies based upon actual business performance relative to performance target, as well as individual performance.

For 2017, AIP awards were determined based on the following formula, measures and weightings and were subject to the approval or our Compensation Committee.

2017 AIP Design

Base Salary $	x	Target AIP Opportunity %	=	Target AIP $	x	Company and Regional Performance %	x	Individual Performance %	=	Annual AIP Payout $

2017 Target AIP Opportunity

2017 target AIP opportunities (expressed as a percentage of actual base earnings) for NEOs were as set forth in the table below. There were no changes to these target percentages from 2016.

Name	Target AIP % Opportunity	Target AIP $
Mr. Grizzle	100%	718,750
Mr. MacNeal	60%	241,538
Mr. Chiappone	50%	183,493
Mr. Cookson	50%	184,308
Mr. Hershey	60%	250,920

2017 AIP Performance Metrics

The Compensation Committee selected revenue and EBITDA at the global and regional level as our 2017 AIP performance metrics. The Compensation Committee determined that revenue and EBITDA would create strong alignment with shareholders in value creation. Revenue is weighted 25% and EBITDA weighted 75%.

These measures align to key elements of our operating plan and financial goals, including enhanced revenue, manufacturing productivity, and competitive sales, general, and administrative expense, and are a strong indicator of our overall operating performance.

For purposes of the 2017 AIP, the Compensation Committee defined: (i) revenue to be gross sales minus returns, discounts and allowances and minus intercompany sales, and (ii) EBITDA to be operating income plus depreciation and amortization plus non-cash pension impact, subject to certain exceptions.

34	AWI 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The 2017 revenue target of $1,345 million and EBITDA target of $363 million were both directly tied to the annual operating plan. The Compensation Committee conducted a detailed analysis that took into account a number of factors, including the Company’s strategic plan, analyst expectations, historic performance of the business, and consideration of achievability, as well as an analysis of the external market and trends, such as expected Peer Group performance and broader market performance. The Americas revenue target of $933 million and EBITDA target of $345 million were directly tied to the 2017 annual operating plan for Americas.

Our Compensation Committee established the following performance ranges and associated payout ranges for the 2017 AIP. The Company’s global and regional performance were converted to a corresponding payout factor on a straight line basis between Threshold and Target and between Target and Maximum. AIP payout factors are capped at 200%. The Compensation Committee approved AIP design consisting of two leadership tiers. The AIP design for the senior executive tier (Tier I), namely Messrs. Grizzle, MacNeal, Chiappone and Cookson paid 100% for achieving operating targets. Considering the degree of difficulty built into the 2017 operating plan targets, the Compensation Committee established a payout factor of 110% for achieving target performance for Tier II, which includes Mr. Hershey.

	Target $ (in millions)			Performance as % of Target			Payout
	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target		Maximum
Global Revenue (Senior Executive Tier)	1,254.0	1,318.0	1,412.0	93%	100%	105%	50%	100	%*	200%
Global EBITDA (Senior Executive Tier)	317.0	363.0	403.0	87%	100%	111%	50%	100	%*	200%
Americas Revenue	855.0	933.0	964.0	92%	100%	103%	50%	100%		200%
Americas EBITDA	298.0	345.0	383.0	86%	100%	111%	50%	100%		200%
*	Equates to a 110% payout for Mr. Hershey

The AIP opportunity for the NEOs with primary responsibilities at the global Company level, namely Messrs. Grizzle, MacNeal, Chiappone and Hershey, were weighted 100% to Global results. The AIP opportunity for Mr. Cookson, who has regional responsibility for our Americas region, was weighted 30% to global results and 70% to the region.

Weighting	Global	Region
Mr. Grizzle	100%
Mr. MacNeal	100%
Mr. Chiappone	100%
Mr. Cookson	30%	70% (Americas)
Mr. Hershey	100%

2017 Individual Performance

The Board and the Compensation Committee considered individual performance when finalizing AIP awards for the CEO and other NEOs and approved an individual performance adjustment for Mr. Hershey of 20%. In 2017, Mr. Hershey led key initiatives to (a) sell the Company’s International Business and (b) obtain insurance recoveries in respect of legacy environmental liabilities. For AIP awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, any individual performance adjusted payout cannot exceed the maximum level determined based on achievement of revenue and EBITDA performance prior to adjustment. The adjustment for Mr. Hershey did not exceed the maximum level based on performance. No other NEO had their AIP adjusted due to performance.

AWI 2018 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2017 Performance and Payout Factors

Our 2017 global revenue performance was 98% of plan resulting in an 85% payout and our global EBITDA performance represented 94% of plan with a corresponding 76% payout. These results yielded combined payout factor of 79% for the senior executive tier, Tier I. For Tier II, 2017 global revenue performance resulted in a 101% payout and global EBITDA performance resulted in a 79% payout, for a combined payout factor of 84%. Our 2017 Americas revenue performance was 96% of plan resulting in a 75% payout and EBITDA performance represented 92% of plan resulting in a 71% payout. The Compensation Committee approved a final payout factor of 74% for Americas revenue and EBITDA performance.

The Compensation Committee has discretion to adjust AIP payouts to take into account overall Company performance and other factors, subject to the limitation described above for awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. No discretionary adjustments were made for 2017 results.

Further details are shown in the table below:

Measure	2017 Target $M	2017 Actual $M*	Performance %	Payout %
Global – Revenue (Senior Executive Tier)	1,345.0	1,318.0	98%	85%
Global –EBITDA (Senior Executive Tier)	363.0	341.0	94%	76%
Global – Revenue (Tier II)	1,345.0	1,318.0	98%	101%
Global – EBITDA (Tier II)	363.0	341.0	94%	79%
Americas – Revenue	933.0	894.0	96%	75%
Americas – EBITDA	345.0	318.0	92%	71%

2017 Final AIP Awards

The Compensation Committee determined the final 2017 AIP payouts by multiplying each NEO’s target AIP amount by the final weighted payout factors, as outlined below.

Name	Target AIP $	Payout Factor	2017 Final AIP Award $
Mr. Grizzle	718,750	79%	567,820
Mr. MacNeal	241,538	79%	190,820
Mr. Chiappone	183,493	79%	144,960
Mr. Hershey(1)	250,920	84%	210,780

(1)	Mr. Hershey received a 120% individual performance modifier, which resulted in an increase in payout of $42,160.

For Mr. Cookson, the Compensation Committee approved a final payout factor of 74%, reflecting a weighting of 30% global results (revenue and EBITDA) and 70% for regional results (revenue and EBITDA).

Name	Target AIP $	Weighted Global Payout Factor (wtd. 30%)	Weighted Regional Payout Factor (wtd. 70%)	2017 Final AIP Payout Factor %	2017 Final AIP Award $
Mr. Cookson	184,308	79%	72%	74%	136,390

Long-Term Incentive Program Awards

The goal of our LTIP is to provide equity-based long-term incentive awards that link management interests to shareholder returns and focus management on our long-term performance.

In determining the LTIP award opportunity for the CEO and other NEOs, our Board and Compensation Committee consider a number of factors, including Competitive Market, internal equity and cost (dilution and accounting cost), as well as tally sheet and wealth accumulation analyses.

LTIP awards for a given year are typically made two business days following the release of our financial results for our prior fiscal year. This allows sufficient time for the market to absorb the announcement of earnings and current year performance guidance.

36	AWI 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The 2017 LTIP grants consisted of differentiated awards based on two leadership tiers. The Compensation Committee granted PSUs to the most senior executive tier, namely Messrs. Grizzle, MacNeal, Chiappone and Cookson to vest based on achievement of Absolute TSR (75% of the award) and FCF (25% of the award). The Compensation Committee granted PSUs to Mr. Hershey to vest based on achievement of Absolute TSR (25% of the award) and FCF (75% of the award), consistent with Tier II awards. Our Compensation Committee selected Absolute TSR as a metric in our LTIP because we believe it best represents and captures shareholder value creation (particularly as compared to other financial metrics), while providing senior management with the enhanced flexibility and levers needed to drive meaningful performance changes. Our Compensation Committee selected FCF as a metric in our LTIP because it believes FCF will create a strong alignment with performance activities and growth over the performance period.

Messrs. Grizzle, MacNeal, Chiappone and Cookson have post-vesting holding requirements for amounts payable above target in our 2017 performance-based equity grants. If earned, the above target shares must be held for one year following the vesting date.

2017 LTI Performance Metrics and Weighting

The number of shares eligible to vest under the 2017 LTI awards is based on the achievement of applicable performance targets relative to Absolute TSR and FCF during the performance period (January 1, 2017 to December 31, 2019). The grants, intended to compensate for long term value creation, have a three-year performance period to allow a reasonable timeframe for value creation, challenging targets with substantial payout upside for breakout performance and a payout scale that defines meaningful performance hurdles. The PSUs for Messrs. Grizzle, MacNeal, Chiappone and Cookson (Tier I) can vest at 0% to 275% of target and the PSUs for Mr. Hershey (Tier II) can vest at 0% to 225% of target.

Absolute TSR tracks the appreciation in share price of the Company’s Common Stock, including dividends, and is annualized for the performance period. The ending share price for Absolute TSR calculation will be based on the volume weighted average closing price of the Company stock for the highest consecutive 30 trading days in the 60 trading day period beginning with and immediately following January 2, 2020. The starting price was based on the volume weighted average of the highest consecutive 30 trading days in the subsequent 60 trading day period closing price of the Company stock for the highest 30 trading days immediately following January 3, 2017 – resulting in $45.12 per share.

			Incentive Payout
Performance to TSR Target	Annualized TSR Target	Ending Share Price	Tier I (75% weighting)	Tier II (25% weighting)
50%	6%	$53.74	0%	50%
75%	9%	$58.43	25%	75%
83%	10%	$60.05	50%	83%
100%	12%	$63.39	100%	100%
167%	20%	$77.97	200%	200%
250%	30%	$99.13	300%	300%

Cumulative FCF is defined as cash flow from operations less cash used in investing activities.

		Incentive Payout
Performance to FCF Target	FCF $(M)	Tier I (25% weighting)	Tier II (75% weighting)
80%	$392	25%	50%
100%	$490	100%	100%
113%	$553	150%	150%
118%	$578	175%	175%
125%	$612	200%	200%

2017 Target LTI

The Compensation Committee annually determines LTI target opportunity (expressed as a percent of base salary) based on role responsibility, alignment with similar positions internally and external Competitive Market, as well as a review of tally sheets and wealth accumulation analyses.

After a review of the Competitive Market data provided by Willis Towers Watson, the Compensation Committee increased Mr. Grizzle’s target LTIP opportunity in 2017 to $2,300,000. This adjustment to Mr. Grizzle’s LTIP value positioned him at 83% of the market median TDC. No other LTIP targets were adjusted in 2017.

AWI 2018 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The respective target percentages for annual LTIP grants to our NEOs in 2017 and the resulting Grant Date Fair Value are set forth in the table below.

Name	2017 LTIP Target as % of Base Salary	2017 LTI Annual Target Value ($)(1)
Mr. Grizzle	317%	2,300,000
Mr. MacNeal	100%	375,000
Mr. Chiappone	75%	266,300
Mr. Cookson	75%	270,400
Mr. Hershey	125%	506,300
(1)	Amounts represent the grant date fair value for the long-term incentive equity award granted in February 2017, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our shares of Common Stock ($46.00) on the date of the grant (February 28, 2017).

2017 Total Direct Compensation

The table below summarizes TDC paid or awarded to our current NEOs during 2017. This table is not intended to be a substitute for the SCT or Grants of Plan-Based Awards Table (‘‘GPBAT’’). Base salary reflects the total salary paid for 2017. AIP awards and LTIP awards for 2017 are reflected in the SCT and GPBAT. LTIP awards represent an incentive for future performance, not current cash compensation, and are “at risk” of forfeiture.

Name	2017 Salary $	2017 Final AIP $	2017 LTIP $(1)	TDC $
Mr. Grizzle	718,750	567,820	2,300,000	3,586,570
Mr. MacNeal	402,563	190,820	375,000	968,383
Mr. Chiappone	366,985	144,960	266,300	778,245
Mr. Cookson	368,615	136,390	270,400	775,405
Mr. Hershey	418,200	252,940	506,300	1,177,440
(1)	Amounts represent the aggregate grant date fair value for LTIP equity awards granted in 2017, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Stock on the date of the grant.

2018 Compensation Program Design

On February 20, 2018, Mr. Cookson announced his decision to retire as Senior Vice President, Americas effective July 1, 2018 after 39 years of service. In connection with Mr. Cookson’s retirement, Mr. Chiappone was named Senior Vice President, Ceiling and Wall Solutions effective April 1, 2018, and will be responsible for leading the Mineral Fiber and Architectural Specialties segments of the Company. Effective April 1, 2018, Mr. Chiappone’s compensation will be:

•	Base Salary of $420,000;

•	Annual Incentive Plan Target at 60% of base salary; and

•	Long-Term Incentive Plan Target at 100% of base salary.

For 2018, the Compensation Committee reviewed the design of our executive compensation program and decided to continue our 2017 metrics for our AIP plan, and maintain the 2017 design and metrics for our LTIP.

ADDITIONAL INFORMATION REGARDING OUR COMPENSATION PROGRAMS

Qualified and Non-qualified Defined Benefit Pension Plans

Mr. Cookson is the only NEO who participates in the Company’s qualified defined benefit pension plan, the Retirement Income Plan (“RIP”), which was closed to newly hired employees after January 1, 2005.

A non-qualified defined benefit pension plan, the Retirement Benefit Equity Plan (“RBEP”), pays benefits that cannot be paid under the RIP due to statutory limits. Mr. Cookson is the only NEO who met the qualifications to remain in the RBEP.

Qualified Defined Contribution Savings Plan and Non-qualified Deferred Compensation Plan

For salaried employees who do not participate in the RIP, we provide a 401(k) match of 100% on the first 4% of employee contributions and a 50% match on the next 4% of employee contributions. All NEOs, except for Mr. Cookson, participate in this program.

Mr. Cookson is eligible to receive a lower 401(k) match of 50% on 6% of employee contributions because he participates in the RIP and RBEP.

The Company offers an unfunded, nonqualified deferred compensation plan, the Armstrong Nonqualified Deferred Compensation Plan, to restore Company contributions that would be lost due to Internal Revenue Code limits on

38	AWI 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

compensation that can be taken into account under the Company’s tax-qualified 401(k) plan and to allow participants to voluntarily elect to defer base salary and AIP until a future date.

Participants receive a Company match identical to the 401(k) company match up to a maximum contribution of 6% of eligible earnings. All NEOs, with exception of Mr. Cookson, are eligible to participate in this program.

Separation Arrangements

Each NEO has a separation agreement with the Company. These agreements are designed to:

•	Assure continuity of executive management during evaluation and execution of any transaction that may result in loss of or material changes to employment;

•	Reduce risk to the Company and provide shareholder alignment by keeping executives neutral to job loss when pursuing actions that may result in termination of employment;

•	Ensure executive management is able to objectively evaluate any transaction and act in the best interests of shareholders during design and execution of any transaction; and

•	Define transition support and terms in event of not-for-cause termination.

Payments upon Termination of Employment

Our separation arrangements provide that the executive will be entitled to receive certain cash severance benefits if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason (as such terms are defined in the separation agreement). Under the separation agreements that apply in absence of a change in control the severance is equal to (i) 1.5 times (two times in the case of Mr. Grizzle) the executive’s then-current annual base salary plus target annual incentive under the AIP program, payable in a lump sum, and (ii) a pro-rated annual incentive bonus based on actual performance for the year of termination, payable at the time that bonuses are paid to employees of the Company generally.

Under each executive’s separation agreement, the executive is entitled to receive severance payments upon involuntary termination without Cause or termination for Good Reason within two years following a change in control (“CIC”), or within six months preceding a CIC if the termination is in connection with a potential CIC. In a change in control the severance is equal to (i) two times (2.5 times in the case of Mr. Grizzle) the executive’s then-current annual base salary plus target annual incentive under the AIP program, payable in a lump sum, and (ii) a pro-rated annual incentive bonus based on actual performance for the year of termination, payable at the time that bonuses are paid to employees of the Company generally.

None of the separation agreements provide for tax gross-ups under Sections 280G and 4999 of the Internal Revenue Code. For more information regarding our NEO separation arrangements, please refer to the “Potential Payments upon Termination of Change in Control” section on page 51.

Stock Ownership Guidelines

The Compensation Committee maintains stock ownership guidelines for our NEOs to ensure that our NEOs have significant long-term value creation tied to stock price appreciation. Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process. A significant percentage of each NEO’s compensation is directly linked to our stock price appreciation. The guidelines to require retention of 100% of net shares acquired upon any vesting or exercise of equity awards until the ownership guidelines are met.

The stock ownership guidelines for our NEOs are calculated as a fixed number of shares using a required ownership multiple, the executive’s annualized base salary as of a certain date, and the stock price as of a fixed date. The required ownership multiple is six times annual base pay for our CEO and is three times annual base pay for our other NEOs.

For purposes of the stock ownership guidelines, we include direct ownership of shares and stock units held in employee plans. Stock options are included to the extent they are “in-the-money”. PSUs are not included in determining whether an executive has achieved the ownership levels.

The stock ownership guidelines require achievement of the ownership multiple within five years from date of hire or promotion into the role for the NEOs.

AWI 2018 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The Compensation Committee last reviewed the NEOs’ progress toward meeting the ownership requirements in December 2017. As of the date of the review, Messrs. Grizzle, Cookson and Hershey had met their ownership requirements.

Restrictive Covenants

Each NEO separation agreement includes the following restrictive covenants:

•

for 12 months following a termination the NEO shall not, directly for the NEO or any third party, become engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Company or any of its affiliates;

•

for 24 months following a termination, the NEO shall not solicit any person who was a customer of the Company or any of its affiliates during the period of the NEO’s employment hereunder, or solicit potential customers who are or were identified through leads developed during the course of employment with the Company, or otherwise divert or attempt to divert any existing business of the Company or any of its affiliates; and

•

the NEO shall not, directly for the NEO or any third party, solicit, induce, recruit or cause another person in the employment of the Company or any of its affiliates to terminate such employee’s employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or products sold, or any business or activity engaged in, by the Company or any of its affiliates.

Recoupment Policy

Our Compensation Committee has the ability to exercise discretion and take action to recoup certain stock-based awards from a plan participant in the event his or her employment is terminated for willful, deliberate or gross misconduct, as, for example, if we were required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws as a result of such participant’s misconduct which led to his or her termination of employment, or if a participant engages in injurious conduct after termination of employment. To the extent that the SEC adopts additional rules for clawback that require changes to our plans or policies, we will revise them, as appropriate.

Prohibition on Hedging and Derivative Trading

All members of our Board and senior management, including our NEOs and certain other employees, are required to clear any transaction involving Company securities with our General Counsel’s office prior to entering into such transaction.

By policy, we prohibit derivative transactions in our Company securities, including:

•	Trading in puts, calls, covered calls, or other derivative products involving Company securities.

•	Engaging in any hedging transaction with respect to Company securities.

•	Holding Company securities in a margin account or pledging Company securities as collateral for a loan.

We permit senior management to utilize stock trading plans that comply with Rule 10b5-1 of the Exchange Act. All such plans are subject to our pre-approval, and the ability to enter into such plans remains subject to policy prohibitions on trading while in possession of material non-public information.

Assessment and Management of Risk

We monitor the risks associated with our compensation program on an ongoing basis. In addition, we are committed to performing formal assessments on a periodic basis. At the conclusion of the most recent analysis (conducted in 2017) of our compensation programs and associated risks, it was the assessment of the Compensation Committee, that our compensation programs are structured and operated with an appropriate balance of risk and reward and, by their design, do not encourage executives to take unnecessary, excessive, or inappropriate risks and do not create risks reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to certain of the Company’s highest paid officers.

40	AWI 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

For 2017, this limitation did not apply to compensation that meets the Internal Revenue Code requirements for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners).

The Tax Cuts and Jobs Act of 2017 eliminated the exception for “qualifying performance based compensation” and certain other exceptions to the deduction limit under Section 162(m). The changes are effective for tax years beginning after 2017, except for certain grandfathered arrangements.

The Compensation Committee considers both tax and accounting treatment in establishing our compensation program. The Compensation Committee retains discretion to authorize compensation arrangements that are not fully tax deductible as it deems appropriate.

AWI 2018 Proxy Statement	41

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

Stan A. Askren, Chair

Larry S. McWilliams

James C. Melville

Gregory P. Spivy

Roy W. Templin

Cherryl T. Thomas

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor incorporated by reference into any future SEC filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference therein.

42	AWI 2018 Proxy Statement

2017 SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation for our NEOs during fiscal 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus(3) ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Mr. Grizzle	2017	718,750	—	2,300,000	—	567,820	—	92,921	3,679,491
President and Chief	2016	650,050	—	5,250,000	—	754,930	—	68,977	6,723,957
Executive Officer	2015	496,558	—	874,000	—	424,560	—	88,951	1,884,069
Mr. MacNeal	2017	402,563	—	375,000	—	190,820	—	32,642	1,001,025
Senior Vice	2016	347,875	—	1,125,000	—	238,400	—	21,339	1,732,614
President and Chief Financial Officer
Mr. Chiappone	2017	366,985	—	266,300	—	144,960	—	23,122	801,367
Senior Vice President,
Ceiling Solutions
Mr. Cookson	2017	368,615	—	270,400	—	136,390	615,964	9,982	1,401,351
Senior Vice President	2016	371,315	—	811,200	—	211,650	375,379	9,331	1,778,875
Americas
Mr. Hershey	2017	418,200	—	506,300	—	252,940	—	48,413	1,225,853
Senior Vice President,	2016	415,675	671,550	1,071,300	—	304,280	—	57,373	2,520,178
General Counsel and Chief Compliance Officer	2015	443,925	—	605,600	—	388,880	—	69,627	1,508,032

(1)	The amounts reflect the aggregate grant date fair value of stock units granted in the fiscal year, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing price of the Company’s shares of Common Stock ($46.00) on the date of grant (February 28, 2017). The 2017 LTIP awards consist of PSUs only. The target and maximum payouts for the PSUs are as follows: target of $2,300,000 and maximum of $6,325,000 for Mr. Grizzle, target of $375,000 and maximum of $1,031,250 for Mr. MacNeal, target of $266,300 and maximum of $732,325 for Mr. Chiappone, target of $270,400 and maximum of $743,600 for Mr. Cookson (maximums are 275% of target), target of $506,300 and maximum of $1,139,175 for Mr. Hershey (maximums are 225% of target).

(2)	The 2017 amounts disclosed are the awards under the 2017 AIP.

(3)	Amounts payable under retention agreements that were entered in 2015 and were contingent on the successful separation of AFI. The retention payments were made upon the successful execution of the separation in April 2016.

(4)	The amounts shown in the “All Other Compensation” column include: (i) Company matching contribution to the Savings and Investment 401(k) Plan and to the NQDCP; (ii) premiums for long-term disability insurance; (iii) termination payments (severance); (iv) relocation expenses; and (v) personal benefits (“perquisites”) consisting of medical examinations and financial planning expense reimbursements to the extent the total perquisite value is $10,000 or greater per individual. For each person the total value of all such perquisites did not reach $10,000.

AWI 2018 Proxy Statement	43

2017 SUMMARY COMPENSATION TABLE (CONTINUED)

(5)	The following table provides the detail for the amounts reported in the All Other Compensation for 2017 for each NEO:

Name	Perquisites and Other Benefits ($)	Company Match Savings Plan Contributions ($)	Executive Long- Term Disability ($)	All Other Compensation ($)
Mr. Grizzle		92,921	0	92,921
Mr. MacNeal		32,642	0	32,642
Mr. Chiappone		23,122		23,122
Mr. Cookson		8,152	1,830	9,982
Mr. Hershey		46,583	1,830	48,413

CEO Pay Ratio

Our philosophy is to pay our employees competitively with similar positions in the applicable labor market. We follow this approach globally, whether it be an executive level position or hourly job. As such, we typically benchmark by position to the applicable labor market every year, and adjust compensation to match the applicable market. By doing so, we believe we maintain a high-quality, stable workforce. The compensation we paid to the median employee identified below was benchmarked in accordance with this process to verify competitive compensation.

As a result of rules the SEC adopted under the Dodd-Frank Act, we are providing the following disclosure about the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. For the year ended December 31, 2017:

•	the annual total compensation of our median employee was reasonably estimated to be $73,970;

•	the annual total compensation of our CEO was $3,679,491; and

•	based on this information, the ratio of the annual total compensation of the CEO to that of the median employee is estimated to be 50:1.

We identified our median employee using a multistep process that is permitted under the SEC rules. We first examined the annual taxable earnings paid to each of our employees during 2017, which we gathered from payroll data. Then, we excluded 162 employees in countries outside the U.S. where the headcount is less than approximately 35, as allowed under the deminimis exception to the SEC rules. The total numbers of U.S. employees and non-U.S. employees were 2,146 and 1,754, respectively, before taking into account such exclusions and for purposes of calculating such exclusions.

Countries and number of employees (162 in total) excluded:

Mexico — 3	Brazil — 4	Australia —38	Hong Kong — 10
Taiwan — 1	Indonesia —2	Malaysia — 1	Philippines — 2
Singapore — 1	Thailand — 1	Vietnam — 2	Czech Republic —35
United Arab Emirates — 10	Italy — 6	Spain — 5	Portugal — 1
Ireland — 2	Turkey — 2	Netherlands — 35	Kazakhstan — 1

We annualized the total taxable compensation paid to those employees who commenced work with us during 2017 and therefore did not work for us the entire calendar year. Using this annual taxable compensation data, we identified the employee whose total taxable compensation was closest to the median. We then calculated the total annual compensation of the median employee, in the same way as we calculate total annual compensation for our CEO in the Summary Compensation Table.

44	AWI 2018 Proxy Statement

GRANTS OF PLAN-BASED AWARDS

The table below shows information on AIP awards and PSUs granted to each NEO in 2017. There is no assurance that the grant date fair value of PSU/RSU awards will be realized by the executive.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-Lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Grizzle	(1)	N/A	359,375	718,750	1,437,500
	(2)	2/28/2017				12,500	50,000	137,500				2,300,000
Mr. MacNeal	(1)	N/A	120,769	241,538	483,075
	(2)	2/28/2017				2,038	8,153	22,421				375,000
Mr. Chiappone	(1)	N/A	91,746	183,493	366,985
	(2)	2/28/2017				1,448	5,790	15,923				270,400
Mr. Cookson	(1)	N/A	92,154	184,308	368,615
	(2)	2/28/2017				1,470	5,879	16,167				266,300
Mr. Hershey	(1)	N/A	125,460	250,920	501,840
	(2)	2/28/2017				5,504	11,007	24,766				506,300
(1)	The amounts shown represent the 2017 AIP threshold, target and maximum opportunity for each NEO. Actual payouts are included in the Non-Equity Incentive Plan Compensation column of the SCT.
(2)	In 2017, the Company’s LTI program for NEOs included PSUs that have a three-year performance period based on Absolute TSR and FCF; participants earn up to 275% of target for Messrs. Grizzle, MacNeal, Chiappone and Cookson and up to 225% of target for Mr. Hershey if the Company achieves the established performance goals. Any cash dividends declared on shares underlying PSUs will be accrued in a non-interest bearing account and paid when the restrictions on the underlying shares lapse.

AWI 2018 Proxy Statement	45

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows the number of shares covered by exercisable and unexercisable stock options, and unvested RSUs and PSUs held by each NEO on December 31, 2017. Market or payout values in the table below are based on the closing price of our shares of Common Stock on that date, $60.55. Equity awards held by NEOs at the time of the separation were adjusted to reflect the separation, consistent with equity awards held by other Company employees, and the table below includes outstanding adjusted awards as of December 31,2017.

		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plans Awards Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Name		Exercisable	Unexercisable(1)
Mr. Grizzle	1/17/2011	19,158		32.03	01/17/21
	3/2/2011	31,200		31.15	03/02/21
	2/28/2012	31,348		37.83	02/28/22
	2/20/2013	25,689		45.32	02/20/23
	2/25/2014	22,914		47.17	02/25/24
	2/25/2015					5,983	(1)	362,271
	4/11/2016								31,445	(3)	475,995
	2/28/2017								12,500	(4)	189,219
Mr. MacNeal	6/24/2014	3,740		49.96	06/24/24
	2/24/2015					980	(1)	59,339
	4/11/2016								6,738	(3)	102,000
	2/28/2017								2,038	(4)	30,854
Mr. Chiappone	2/28/2012	2,307		37.83	02/28/22
	2/20/2013	3,781		45.32	02/20/23
	2/25/2014	5,904		47.17	02/25/24
	2/25/2015					1,519	(1)	91,975
	4/11/2016								4,785	(3)	72,433
	2/28/2017								1,448	(4)	21,912
Mr. Cookson	2/28/2012	12,412		37.83	02/28/22
	2/20/2013	7,218		45.32	02/20/23
	2/25/2014	7,706		47.17	02/25/24
	2/25/2015					1,798	(1)	108,869
	4/11/2016								4,859	(3)	73,549
	2/28/2017								1,470	(4)	22,248
Mr. Hershey	7/1/2011	15,454		35.29	07/01/21
	2/28/2012	20,319		37.83	02/28/22
	2/20/2013	17,539		45.32	02/20/23
	2/25/2014	16,184		47.17	02/25/24
	2/25/2015					4,145	(1)	250,980
	4/11/2016					13,537	(2)	819,665
	4/11/2016								6,065	(3)	183,618
	2/28/2017								5,504	(4)	166,618
(1)	Grant will vest in three equal installments one, two and three years from the date of grant.

(2)	Grant will vest in three equal installments two, three and four years from the date of grant.

(3)	The number of shares of Common Stock represents the amount that vests if threshold is achieved for the 2016 PSU grant (based on Absolute TSR and FCF goals). The awards would vest on December 31, 2018. Participants can earn up to 275% of target for Messrs. Grizzle, MacNeal, Chiappone and Cookson and 225% of target for Mr. Hershey.

(4)	The number of shares of Common Stock represents the amount that vests if threshold is achieved for the 2017 PSU grant (based on Absolute TSR and FCF goals). The awards would vest on December 31, 2019. Participants can earn up to 275% of target for Messrs. Grizzle, MacNeal, Chiappone and Cookson and 225% of target for Mr. Hershey

46	AWI 2018 Proxy Statement

OPTION EXERCISED AND STOCK VESTED

The following table shows the exercise of stock options by each NEO during 2017, as well as stock awards held by each NEO that became free of restrictions during 2017.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Grizzle	—	—	9,511	387,392
Mr. MacNeal	—	—	1,551	63,169
Mr. Chiappone	—	—	2429	98,950
Mr. Cookson	—	—	2,983	121,636
Mr. Hershey	—	—	6,638	270,424

(1)	Represents the number of RSUs/ PSUs that vested in 2017. The value realized upon vesting is computed by multiplying the number of units by the value of the underlying shares on the vesting date.

AWI 2018 Proxy Statement	47

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the RIP and the RBEP as of December 31, 2017. The amounts were determined using the same interest rate and mortality rate assumptions used in the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017. Information regarding the RIP and RBEP can be found in Note 16 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Grizzle	Not eligible
Mr. MacNeal	Not eligible
Mr. Chiappone	Not eligible
	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	38.5	2,176,702	0
Mr. Cookson
	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	38.5	1,662,945	0
Mr. Hershey	Not eligible

The RBEP was established to pay any benefit which cannot be paid under the RIP due to Internal Revenue Code compensation or benefits limitations. All pension benefits are paid by the Company. The pension plans were closed to new salaried participants effective January 1, 2005. Benefits payable under the RIP and RBEP are based on a formula that yields an annual amount payable over the participant’s lifetime beginning at the age where the participant qualifies for an unreduced life annuity benefit.

In addition, Mr. Cookson may qualify for an additional annuity payment under the ESOP Pension Account (the “EPA”) to the extent such benefit can be paid under the qualified pension plan. The EPA was established in 2000 to restore a portion of the value lost by a broad group of employees who had purchased shares of Company stock and received Company contributions of additional shares which were intended to help fund the cost of their retiree health care coverage. The starting EPA balance was determined by multiplying the number of ESOP shares held by the participant by $47.75 which was the guaranteed value of the original ESOP convertible preferred shares. The EPA is credited with interest annually using the November 30-year Treasury bond rate. Interest is credited up to the date the participant commences regular pension benefits under the RIP.

Participants in the RIP may retire as early as age 55 provided the participant is vested under the plan. Participants become vested after completing five years of continuous employment having worked at least 1,000 hours in each year. Normal retirement date is the first of the month nearest the participant’s 65th birthday. Except as noted below, there is a reduction for early retirement for salaried participants who retire between the ages of 55 and 65. An employee who retires from active employment can receive an unreduced pension benefit commencing on the date of retirement if the employee’s age (minimum age 55) and Total Service totals 90 points (the “Rule of 90”). The unreduced Rule of 90 benefit is limited to the employee’s pension amount accrued to February 28, 2006. Employees receive credit for post-March 1, 2006 age and service for Rule of 90 eligibility.

The normal form of benefit payment is a monthly annuity. Except for payments having a lump sum present value of $100,000 or less under the qualified plan, no lump sum payments are permitted. Various forms of annuity payments (including life, joint and survivor, period certain and level income options) are available under the pension plans. The annuity payments for these options are determined by actuarially adjusting the life annuity pension amount for the selected form of

48	AWI 2018 Proxy Statement

PENSION BENEFITS (CONTINUED)

payment. The formula for the regular life annuity pension benefit for salaried employees under the RIP is based on the following factors:

•

the participant’s Average Final Compensation (the “AFC”) which is the average of the three highest years of eligible compensation (base salary plus annual incentive) during the last ten years of employment;

•	the participant’s number of years of Total Service (credited years of employment with the Company) used to calculate the pension amount; and

•

the participant’s Adjusted Covered Compensation (the “ACC”), which is a percentage of the average Social Security tax base for the 35-year period ending with the year the participant will qualify for an unreduced Social Security pension benefit.

The unreduced annual life annuity pension is the sum of the following four calculations, each of which may not be less than zero:

1.	AFC x 0.009 x Total Service to a maximum of 35 years; plus

2.	(AFC – ACC) x 0.005 x Total Service to 35 years; plus

3.	(AFC – 2 x ACC) x 0.0015 x Total Service to 35 years; plus

4.	AFC x 0.012 x Total Service over 35 years.

To the extent the participant is eligible for an EPA pension benefit that can be paid from the RIP, all of the allowable portion of the calculated EPA annuity will be added to the regular pension amount. EPA annuity amounts that cannot be paid from the qualified plan are forfeited.

Special provisions apply if the qualified pension plan is terminated within five years following an Extraordinary Event, as this term is defined in the RIP. Upon the occurrence of such an event, plan liabilities would first be satisfied, and then remaining plan assets would be applied to increase retirement income to employees. The amount of the increase is based on the assumption that the employee would have continued employment with Armstrong until retirement. The NEOs who are eligible for RIP pension benefits would be entitled to this benefit under these circumstances.

The assumptions used to calculate the actuarial present values shown in the table above are as follows:

•	Discount rated used to value benefit obligations equals 3.6%;

•	RP 2014 Projected from 2006 with MP2017;

•	EPA interest rate of 2.86%;

•	1994 GAR (RR2001-62) Mortality Table for EPA annuity conversion; and

•	Retirement at age 65 or Rule of 90 eligibility, as specified.

AWI 2018 Proxy Statement	49

NONQUALIFIED DEFERRED COMPENSATION

The table below shows the executive contributions, earnings and account balances for each NEO who participates in the NQDCP.

Name	Executive Contributions in 2017 ($)(1)	Registrant Contributions in 2017 ($)(2)	Aggregate Earnings in 2017 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/17 ($)
Mr. Grizzle	99,894	74,921	61,881	—	509,128
Mr. MacNeal	33,277	24,958	17,398	—	122,026
Mr. Chiappone	6,829	5,122	6,508	—	48,549
Mr. Cookson	Not Eligible
Mr. Hershey	39,798	29,849	60,644	—	455,483

(1)	The amount in this column is also reported as either Salary or Non-Equity Incentive Plan Compensation in the SCT.
(2)	The amount in this column is also reported in the All Other Compensation column of the SCT.
(3)	The table below reflects amounts reported in the aggregate balance at last fiscal year end that were previously reported as compensation to the NEO in the SCT for previous years.

Name	Amount Previously Reported ($)
Mr. Grizzle	254,818
Mr. MacNeal	32,036
Mr. Hershey	239,736

Our defined benefit pension plans were closed to new salaried participants effective January 1, 2005 and to existing salaried participants who did not meet the age and service requirements as of March 1, 2006. Since Messrs. Grizzle, MacNeal, Chiappone and Hershey do not participate in the Company’s pension plan, they are eligible to participate in a 401(k) savings plan with an enhanced Company match. We match 100% on the first 4% of employee contributions and 50% on the next 4% of employee contributions in the enhanced plan.

The NQDCP was established to provide benefits similar to the 401(k) plan as it applies to eligible employees whose eligible earnings (base salary plus annual incentive) exceed 12.5 times the Internal Revenue Code 402(g) elective deferral limit in effect for the plan year. A participant may elect to defer up to 25% of eligible base salary earnings and up to 25% of eligible annual incentive earnings. The Company matching contribution will be the same as that provided under the 401(k) savings plan with the enhanced Company match. Participants may transfer account balances between any of the applicable plans’ available investment options.

Under the NQDCP, participants become 100% vested in the Company match account after completing three years of continuous employment having worked at least 1,000 hours in each year.

Under the NQDCP, except in the case of an unforeseeable emergency or having reached age 70, no in-service distributions are permitted. Participants can elect to receive plan benefits as a single lump sum or in 120 monthly installments commencing after the date of the participant’s termination of employment. All elections must comply with the Internal Revenue Code requirements. If the total account value is less than $10,000, the entire account balance will be paid as a single sum at the time of termination. In the event of a participant’s death, any remaining payments shall be paid to the participant’s designated beneficiary or estate.

Under the NQDCP, the Company reserves the right to cause the participant to forfeit or require repayment of the Company match benefits where the participant is discharged for willful, deliberate or gross misconduct or where the participant has engaged in conduct that is injurious to the Company.

50	AWI 2018 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the estimated value of the potential payments and benefits under the Company’s plans and arrangements to which each NEO would be entitled upon termination of employment under the circumstances indicated. Except for the continuation of health and welfare benefits and outplacement support, amounts would be paid as a lump sum at termination. The amounts shown assume that such termination was effective December 31, 2017.

The “Change in Control” column assumes that there is no limitation on payments under the “best net” provision in each CIC agreement relating to tax under Section 4999 of the Internal Revenue Code. Amounts in the “Change in Control” column are “double trigger” payments and are therefore applicable only in the event both a change in control (“CIC”) event and either an involuntary (without cause) termination or a termination for Good Reason under the CIC agreement occur. The PSUs are valued at target.

Mr. Grizzle
	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	$2,900,000	$2,900,000	$3,625,000
Health & Welfare Benefit Continuation	—	—	—	—	93,383
Outplacement Support	—	—	30,000	30,000	30,000
Pro-rated Bonus	—	—	725,000	725,000	725,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	10,643,418
Restricted Stock	—	—	—	—	362,271
Stock Options	—	—	—	—	—

Total	—	—	$3,655,000	$3,655,000	$15,479,072

Mr. MacNeal
	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	$988,200	$988,200	$1,317,600
Health & Welfare Benefit Continuation	—	—	—	—	74,903
Outplacement Support	—	—	30,000	30,000	30,000
Pro-rated Bonus	—	—	247,050	247,050	247,050
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	2,125,668
Restricted Stock	—	—	—	—	59,339
Stock Options	—	—	—	—	—

Total	—	—	$1,265,250	$1,265,250	$3,854,560

AWI 2018 Proxy Statement	51

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CONTINUED)

Mr. Chiappone
	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	$834,705	$834,705	$1,112,940
Health & Welfare Benefit Continuation	—	—	—	—	79,167
Outplacement Support	—	—	30,000	30,000	30,000
Pro-rated Bonus	—	—	185,490	185,490	185,490
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	1,509,512
Restricted Stock	—	—	—	—	91,975
Stock Options	—	—	—	—	—

Total	—	—	$1,050,195	$1,050,195	$3,009,084

Mr. Cookson
	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	$835,470	$835,470	$1,113,960
Health & Welfare Benefit Continuation	—	—	—	—	70,832
Outplacement Support	—	—	30,000	30,000	30,000
Pro-rated Bonus	—	—	185,660	185,660	185,660
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	1,532,763
Restricted Stock	—	—	—	—	108,869
Stock Options	—	—	—	—	—

Total	—	—	$1,051,130	$1,051,130	$3,042,084

Mr. Hershey
	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	$972,000	$972,000	$1,296,000
Health & Welfare Benefit Continuation	—	—	—	—	71,152
Outplacement Support	—	—	30,000	30,000	30,000
Pro-rated Bonus	—	—	243,000	243,000	243,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	1,400,945
Restricted Stock	—	—	—	—	1,070,645
Stock Options	—	—	—	—	—

Total	—	—	$1,245,000	$1,245,000	$4,111,742

52	AWI 2018 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CONTINUED)

Resignation or Involuntary Termination for Cause

No incremental benefits are provided to any of the NEOs in the event of a voluntary resignation or an involuntary termination for Cause. Cause is defined as (i) the willful and continued failure by the executive to substantially perform the executive’s duties after a written demand for substantial performance is delivered to the executive by the Board, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company, or (iii) the executive’s conviction of any felony.

Involuntary Termination without Cause in the absence of CIC

In the event of a qualifying involuntary termination, all salaried employees are eligible for continuation of health care and life insurance benefits at active employee premium contributions for a period of six months unless the employee is eligible for and elects retiree health care coverage. In addition, senior executives, including the NEOs, are eligible for twelve months of executive outplacement support provided by an outside service provider.

Pursuant to the individual separation agreements, and upon the execution of a release of claims, Messrs. Grizzle, MacNeal, Chiappone, Cookson and Hershey are entitled to severance upon a termination by the Company without cause or Good Reason (as defined below) in an amount equal to one and one-half times (two times for Mr. Grizzle) their then current annual base salary plus target annual incentive under the Company’s AIP program, payable in lump sum, and a pro-rated annual incentive bonus based on actual performance for the year of termination, payable at the time that bonuses are paid to employees of the Company.

For purposes of the separation agreements, Good Reason is generally defined to mean: (i) a material diminution in authority, duties, or responsibilities or the assignment of duties or responsibilities that are materially inconsistent with those currently in effect; (ii) a 10% reduction of base salary, except for across-the-board salary reductions similarly affecting all senior executive officers of the Company; (iii) the relocation of principal place of employment to a location more than 50 miles from his current principal place of employment; (iv) a material breach by the Company of its obligations under the severance agreement; or (v) failure of the Company to obtain assumption and agreement by a successor of the Company to be bound by the severance agreement.

Information in the tables above assumes that any termination was effective December 31, 2017 and is based on the program parameters in effect as of December 31, 2017 as outlined above.

Qualifying Involuntary Termination Following a Change in Control

Under each executive’s separation agreement, the executive is entitled to receive severance payments upon involuntary termination without cause or termination for Good Reason within two years following a CIC, or within six months preceding a CIC if the termination is in connection with a potential CIC. Termination for Good Reason is defined in each executive’s individual CIC agreement and includes any one of the following events following a CIC:

(i)	the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the executive’s responsibilities, including diminution as a result of the Company no longer being a publicly traded corporation following the CIC;

(ii)	a reduction by the Company in the executive’s annual base salary;

(iii)	relocation of the executive’s principal place of employment to a location more than 50 miles from the principal place of employment immediately before the CIC;

(iv)	failure by the Company to pay to the executive any portion of the executive’s current compensation; or

(v)	failure by the Company to continue in effect any compensation or benefit plan in which the executive participates immediately prior to a CIC which is material to the executive’s total compensation unless an equitable arrangement has been made.

AWI 2018 Proxy Statement	53

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CONTINUED)

CIC Arrangements – Key Terms

We will not provide tax gross-ups under Sections 280G and 4999 of the Internal Revenue Code to any of our officers. Set forth below are certain key terms of the CIC agreements:

Term of Agreement	Fixed one-year term that automatically renews for an additional year unless notice is given at least 90 days prior to the anniversary of intent not to renew; term automatically continues for two years if the CIC occurs during term

Severance Benefits	2.5 times base salary plus target AIP for Mr. Grizzle, two times base salary plus target AIP for Messrs. MacNeal, Chiappone, Cookson and Hershey

Pro rata AIP	Prorated target AIP bonus for year of termination

Accelerated Equity Vesting	Double-trigger accelerated vesting (requires a CIC and qualifying termination of employment) for stock options, RSUs, PSUs and other equity grants to vest if assumed by the acquirer; the Compensation Committee may cash out equity grants if not assumed by the acquirer.

280G Taxation	Any amounts paid under the CIC Agreement will be reduced to the maximum amount that can be paid without being excess parachute payments under Internal Revenue Code Section 280G that are subject to the excise tax imposed under Internal Revenue Code Section 4999, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount

“Change in Control” (CIC) generally means the occurrence of one of the following events:

(I)	any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Company’s board of directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Company’s board of directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

(III)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Company’s board of directors immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

54	AWI 2018 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (CONTINUED)

(IV)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the board of directors of the Company immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

AWI 2018 Proxy Statement	55

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities authorized for issuance under equity compensation plans as of December 31, 2017.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future Issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,006,300(1)	$34.23(2)	2,745,715(3)
Equity compensation plans not approved by security holders	—	Not Applicable	—
Totals	2,006,300(1)	$34.23(2)	2,745,715(3)
(1)	Includes RSUs, PSUs and stock options to purchase our shares of Common Stock granted under the Company’s 2016 LTIP and 2008 and 2016 Directors Stock Unit Plan.
(2)	Represents the weighted-average exercise price of the outstanding stock options only; the outstanding RSUs and PSUs are not included in this calculation.
(3)	Reflects shares available pursuant to the issuance of stock options, RSUs, PSUs, or other stock-based awards under the 2016 LTIP and 2008 and 2016 Director Plan. The aggregate number of shares of Common Stock reserved for the grant or settlement of awards under the 2016 LTIP (Share Limit) is 5,142,138, subject to adjustment as provided therein. With respect to awards granted on or after June 24, 2011, the number of shares of Common Stock reserved for award and issuance under this LTIP is reduced on a one-for-one basis for each Common Share subject to a Stock Option or Stock Appreciation Right and is reduced by a fixed ratio of 1.6 shares of Common Stock for each Common Share subject to a Restricted Stock Award or Stock Unit granted under the LTI.

56	AWI 2018 Proxy Statement

ADDITIONAL MEETING INFORMATION

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

This year we have again utilized the SEC rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this approach enables us to provide the materials to shareholders more quickly, while also reducing the impact of our annual meeting on the environment and the costs associated with printing and mailing.

How can I receive printed shareholder and proxy materials?

Please follow the instructions for “How to Access the Proxy Materials” on the one-page notice described above.

Who is soliciting my proxy?

The Board is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

Who is entitled to vote?

Each holder of record of our shares of Common Stock, at the close of business on the record date, April 20, 2018 (“Record Date”), is entitled to one vote for each Common Share owned on each matter to be voted on. As of the Record Date, 51,950,675 shares of Common Stock were issued and outstanding and entitled to vote at the Annual Meeting.

What must I do to attend the meeting via the Internet?

You may attend and participate in the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/awi2018 where you will be able to vote and submit questions during the meeting. Shareholders who use the control number that was furnished to them (either with the notice sent to them regarding the availability of these proxy materials or with their copy of these proxy materials) to log on to the meeting will be able to vote and submit questions during the meeting.

What must I do to attend the meeting in person?

If you wish to attend the meeting in person, you must have been a shareholder on the Record Date and you must present an admission ticket and photo identification. To request an admission ticket and get directions, please email or write the Office of the Corporate Secretary at AdmissionTicket@armstrongceilings.com or Attention: B. Tham, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604-3001. We must receive your request at least ten business days prior to the meeting. If your shares of Common Stock are held directly in an account with our transfer agent, American Stock Transfer & Trust Company (“AST”), your name will appear in our Record Date shareholder list. If your shares of Common Stock are in the name of a broker, bank or other institution, you must provide evidence of your beneficial stock ownership on the Record Date.

How can I revoke my proxy?

Proxies are voted at the Annual Meeting. You may revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a shareholder of record on the Record Date and you returned a paper proxy card, you can write to the Corporate Secretary at our corporate offices, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, stating that you wish to revoke your proxy and that you need another proxy card. If you submitted your proxy by the Internet or by telephone, you can vote again over the Internet or by telephone. If you hold your shares of Common Stock through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following its procedure for revocation. If you are a shareholder of record on the Record Date and you attend the Annual Meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your appearance alone at the Annual Meeting will not of itself constitute a revocation of your proxy.

How many votes can be cast by all shareholders?

51,950,675 votes, consisting of one vote for each outstanding Common Share outstanding on the Record Date.

AWI 2018 Proxy Statement	57

ADDITIONAL MEETING INFORMATION (CONTINUED)

What is the quorum requirement for the Annual Meeting?

A quorum of the holders of the outstanding shares of Common Stock must be present for the Annual Meeting to be held. A “quorum” is the presence at the Annual Meeting, in person or represented by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a matter to be acted on at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

What if a quorum is not present at the Annual Meeting?

If the Annual Meeting cannot be organized because a quorum is not present, the shareholders present at the Annual Meeting will have the power, except as otherwise provided by statute, to adjourn the Annual Meeting to such time and place as they may determine. Those shareholders who attend the second of such adjourned meetings, even if less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

What vote is required to elect directors at the Annual Meeting?

At the Annual Meeting, in connection with the election of directors, you will be entitled to cast one vote for each share held by you for each nominee. Votes may be cast “for” or “withheld” with respect to each nominee. Directors will be elected by a plurality of the votes cast at the Annual Meeting. A plurality means that the nominees with the largest number of votes cast “for” their election, up to the nine (9) directors to be chosen at the Annual Meeting, will be elected. Votes that are “withheld” will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. However, the Board has adopted a Policy on Majority Voting, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will within 10 business days following certification of the shareholder vote, tender his or her resignation to the Board. See “CORPORATE

GOVERNANCE – Policy on Majority Voting in the Election of Directors.”

What vote is required to approve the other items at the Annual Meeting?

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018 requires the affirmative vote of a majority of the votes present and entitled to vote at the meeting to be approved. The advisory approval of executive compensation requires the affirmative vote of a majority of the votes present and entitled to vote at the meeting to be approved. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of our shares of Common Stock represented in person, via the Internet, or by proxy at the Annual Meeting and entitled to vote on the matter.

How are votes, abstentions and broker non-votes counted?

Broker non-votes will be included in determining whether a quorum is present but will have no effect on the outcome of the matters to be voted upon at the Annual Meeting, including in connection with the election of directors. Abstentions are not considered a vote cast under Pennsylvania law. Under our Bylaws, however, other than in connection with the election of directors, abstentions will have the effect of a negative vote with respect to matters to be voted upon at the Annual Meeting.

Who will count the votes and how much does it cost the Company?

We have engaged Broadridge Investor Communications Solutions, Inc. to tabulate the proxy votes and any votes cast in person for a fee of approximately $25,000 plus reasonable expenses.

What does it mean if I receive more than one proxy card or voting instructions?

It means that you have multiple accounts in which you own our shares of Common Stock. Please vote all proxy cards/voting instructions from the Company to ensure that all your shares of Common Stock are voted. However, you may want to contact your broker, bank or the Company’s transfer agent to consolidate as many accounts as possible under

58	AWI 2018 Proxy Statement

ADDITIONAL MEETING INFORMATION (CONTINUED)

a single name and address. Our transfer agent is AST. All communications concerning shares of Common Stock you hold in your name, including address changes, name changes, requests to transfer and similar issues, can be handled by contacting AST at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue Brooklyn, NY 11219; or by email to info@amstock.com; or by phone (1-800-937-5449).

What should we do if multiple shareholders reside in our household, and we wish to change the copies of proxy materials that we receive?

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, unless we have received contrary instructions from such bank, broker, broker-dealer or similar organization, only one copy of this proxy statement and the annual report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to the attention of Investor Relations, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, or via telephone to the Investor Relations department at 717-396-6354, we will promptly provide separate copies of the annual report and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of this proxy statement or annual report and who wish to receive a single copy of such materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Who may solicit proxies on the Company’s behalf?

Our directors, officers and employees may solicit proxies from our shareholders. These persons will not receive any additional compensation for these services. We will request that the Notice of Annual Meeting, this proxy statement, the proxy card, and related materials (if any), be forwarded to beneficial owners by banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. We will bear the costs of preparing, assembling and mailing the proxy materials and expect to reimburse such beneficial owners for all such solicitations.

OTHER BUSINESS

The Board knows of no matters other than the foregoing to come before the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

AWI 2018 Proxy Statement	59

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports within a prescribed period of time and written representations we received from the reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period January 1, 2017 through December 31, 2017 were made on a timely basis.

SUBMISSION OF SHAREHOLDER PROPOSALS

In order to submit shareholder proposals for the 2019 annual meeting for inclusion in the Company’s 2019 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s corporate offices in Lancaster, Pennsylvania, no later than December 31, 2018.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an annual meeting. To be properly brought before the 2019 annual meeting, a notice of the nomination or the matter the shareholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s corporate offices in

Lancaster (see above), not later than 90 days nor earlier than 120 days prior to the first anniversary of the date of this annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Bylaws (and not pursuant to SEC Rule 14a-8) must be received no later than April 13, 2019. All director nominations and shareholder proposals must comply with the requirements of our Bylaws, a copy of which may be obtained at no cost from the Corporate Secretary.

In either case, if the date of our 2019 annual meeting is more than 30 calendar days before or after the first anniversary of this annual meeting, your proposal must be received by the Corporate Secretary by close of business on the fifteenth day following the day we publicly announce the date of the 2019 annual meeting.

Any shareholder proposals not received by such applicable dates will be considered untimely and, if presented at the 2019 annual meeting, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by SEC Rule 14a-4(c).

60	AWI 2018 Proxy Statement

ANNUAL REPORT ON FORM 10-K

Our Annual Report to Shareholders, including financial statements, is being furnished simultaneously with this proxy statement to all shareholders of record as of the Record Date. A copy of our Annual Report and Form 10-K for the year ended December 31, 2017, including financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to shareholders upon written request to: Armstrong World Industries, Inc., Investor Relations, P.O. Box 3001, Lancaster, PA 17604.

Our Annual Report is also available at www.proxyvote.com, or www.armstrongceilings.com – Investors – SEC Filings – 10-K. The Form 10-K will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to shareholders upon written request and upon our receipt of payment of reproduction and mailing expenses.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, as amended, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

SHAREHOLDER LIST

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders at the Annual Meeting.

AWI 2018 Proxy Statement	61

ANNEX A to Armstrong World Industries, Inc. 2018 Proxy Statement

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2018. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. Dollars are in millions unless otherwise indicated.

2017
Adjusted EBITDA*	$317
Depreciation and Amortization	(67)
Operating Income, Adjusted	$250
U.S. Pension Credit	(5)
Net Proforma International Allocations, Other	8
Cost Reduction Initiatives	7
Net Environmental Recoveries	(15)
Operating Income, Reported	$255

Mineral Fiber
2017
Adjusted EBITDA*	$287
Depreciation and Amortization	(58)
Operating Income, Adjusted	$229
Cost Reduction Initiatives	7
Net Proforma International Allocations, Other	5
Net Environmental Recoveries	(15)
Operating Income, Reported	$232

Architectural Specialties
2017
Adjusted EBITDA	$30
Depreciation and Amortization	(2)
Operating Income, Reported	$28

Unallocated Corporate
2017
Adjusted EBITDA	$—
Depreciation and Amortization	(6)
Operating Income (Loss), Adjusted	$(6)
U.S. Pension Credit	(5)
Net Proforma International Allocations, Other	3
Operating Income (Loss), Reported	$(5)

*	As a result of adopting a US GAAP accounting change for pension and post-retirement benefit plans that was effective January 1, 2018, $2 million of expenses that were recorded in 2017 EBITDA would have been excluded from EBITDA. Therefore, the company will report 2017 EBITDA as $319 million in future periods.

A-1

CASH FLOW
	2017
		Continuing Ops
Net cash from operations		$170
Less: net cash (used for) investing		(54)
Add back (subtract): Acquisitions		31
Free Cash Flow		$147

A-2

VOTE BY INTERNET Before The Meeting: www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information ARMSTRONG WORLD INDUSTRIES, INC. up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your MARK A. HERSHEY records and to create an electronic voting instruction form. 2500 COLUMBIA AVENUE During The Meeting: www.virtualshareholdermeeting.com/awi2018 LANCASTER, PA 17603 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E47961-P09256 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ARMSTRONG WORLD INDUSTRIES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. Election of Directors ! ! ! Nominees: 01) Stan A. Askren 06) John J. Roberts 02) Victor D. Grizzle 07) Gregory P. Spivy 03) Tao Huang 08) Roy W. Templin 04) Larry S. McWilliams 09) Cherryl T. Thomas 05) James C. Melville The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2018. ! ! ! 3. To approve, on an advisory basis, our executive compensation program. ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. E47962-P09256 ARMSTRONG WORLD INDUSTRIES, INC. Annual Meeting of Shareholders July 12, 2018 8:00 a.m. This proxy is solicited by the Board of Directors The undersigned hereby appoints Victor D. Grizzle and James C. Melville as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Armstrong World Industries, Inc. held of record by the undersigned on April 20, 2018, at the Annual Meeting of Shareholders to be held on July 12, 2018 at 8:00 a.m., or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side